Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of August 30, 2013

among

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.,

as Borrower,

GRAN TIERRA ENERGY INC.,

as Parent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Global Coordinator,

SOCIETE GENERALE,

as Syndication Agent,

THE BANK OF NOVA SCOTIA,

as Documentation Agent,

and

The Lenders Party Hereto

Sole Lead Arranger and Sole Bookrunner

WELLS FARGO SECURITIES, LLC

		Page

Article I Definitions and Accounting Matters		1

Section 1.01	Terms Defined Above	1

Section 1.02	Certain Defined Terms	1

Section 1.03	Types of Loans and Borrowings	26

Section 1.04	Terms Generally; Rules of Construction	26

Section 1.05	Accounting Terms and Determinations; GAAP	26

Article II The Credits		26

Section 2.01	Commitments	26

Section 2.02	Loans and Borrowings	27

Section 2.03	Requests for Borrowings	28

Section 2.04	Interest Elections	28

Section 2.05	Funding of Borrowings	29

Section 2.06	Termination and Reduction of Aggregate Maximum Credit Amounts	30

Section 2.07	Borrowing Base	31

Section 2.08	Letters of Credit	33

Article III Payments of Principal and Interest; Prepayments; Fees		37

Section 3.01	Repayment of Loans	37

Section 3.02	Interest	37

Section 3.03	Alternate Rate of Interest	38

Section 3.04	Prepayments	38

Section 3.05	Fees	39

Article IV Payments; Pro Rata Treatment; Sharing of Set-offs		40

Section 4.01	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	40

Section 4.02	Presumption of Payment by the Borrower	41

Section 4.03	Defaulting Lenders	41

Article V Increased Costs; Break Funding Payments; Taxes; Illegality		44

Section 5.01	Increased Costs	44

Section 5.02	Break Funding Payments	45

Section 5.03	Taxes	44

Section 5.04	Designation of Different Lending Office	47

Section 5.05	Illegality	47

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

		Page

Section 12.15	Collateral Matters; Secured Swap Agreements and Specified Cash Management Agreements	96

Section 12.16	Collateral Assignment of Swap Agreements	96

Section 12.17	No Third Party Beneficiaries	96

Section 12.18	USA Patriot Act Notice	97

Section 12.19	English Language	97

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption

Schedule 1.02(a)	Hydrocarbon Properties/Concession Agreements
Schedule 1.02(b)	Eligible Buyers
Schedule 1.02(c)	Offtake Agreements
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.13	Subsidiaries
Schedule 7.18	Swap Agreements
Schedule 9.02	Debt
Schedule 9.05	Investments

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THIS CREDIT AGREEMENT dated as of August 30, 2013, is among: GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD., a company incorporated under the laws of the Cayman Islands (the “Borrower”); GRAN TIERRA ENERGY INC., a corporation duly formed and existing under the laws of the State of Nevada (the “Parent”); each of the Lenders from time to time party hereto; WELLS FARGO BANK, NATIONAL ASSOCIATION (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as global coordinator (in such capacity, together with its successors in such capacity, the “Global Coordinator”); SOCIETE GENERALE, as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”); and The Bank of Nova Scotia, as documentation agent for the Lenders (in such capacity, together with its successors in such capacity, the “Documentation Agent”).

RECITALS

A.           The Borrower and the Parent have requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B.           The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C.           In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

Article I

Definitions and Accounting Matters

Section 1.01         Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02         Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Consolidated Net Income” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent such expenses or charges reduced Consolidated Net Income for such period: depreciation, depletion, amortization, exploration expenses and all other noncash charges, minus all noncash income added to Consolidated Net Income.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

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“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Global Coordinator, the Syndication Agent and the Documentation Agent; and “Agent” means either the Administrative Agent, the Global Coordinator, the Syndication Agent or the Documentation Agent, as the context requires.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. On the Effective Date, the Aggregate Maximum Credit Amounts is $300,000,000.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a three month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market), rounded upwards, if necessary, to the next 1/100 of 1% at which US Dollar deposits of $5,000,000 with a three month maturity are offered at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Days if such day is not a Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“ANH” means Agencia Nacional de Hidrocarburos.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	≥25%, but <50%	≥50%, but <75%	≥75%, but <90%	≥90%
ABR Loan Margin	1.25%	1.50%	1.75%	2.00%	2.25%
Eurodollar Loan Margin	2.25%	2.50%	2.75%	3.00%	3.25%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

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“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount; provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Counterparty” means any Lender or any Affiliate of a Lender.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) GLJ Petroleum Consultants Ltd. and (b) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means Wells Fargo Securities, LLC, in its capacities as the sole lead arranger and sole bookrunner hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Available Amount” means, at any date of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of (without duplication): (a) 50% of Adjusted Consolidated Net Income for the period (taken as one accounting period) from April 1, 2013 to the end of the fiscal quarter most recently ended in respect of which a compliance certificate has been delivered as required pursuant to Section 8.01(c), or in the case such Adjusted Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus (b) the Net Cash Proceeds of any Permitted Equity Issuance after the Effective Date; as such amount shall be reduced dollar for dollar from time to time to the extent that all or a portion of the Available Amount is applied prior to such date to make Investments to the extent permitted by Section 9.05(l).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

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“Bermuda Security Documents” means, collectively, each of the following documents:

(a)          a deed of charge agreement executed and delivered by Gran Tierra Energy Colombia, Ltd. to the Administrative Agent dated as of the Effective Date (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent;

(b)          a deed of charge agreement executed and delivered by Petrolifera to the Administrative Agent dated as of the Effective Date (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent;

(c)          the Deposit Account Control Agreement (Gran Tierra Energy Colombia)

(d)          the Deposit Account Control Agreement (Petroifera); and

(e)          any other documents reasonably required by the Administrative Agent to be executed in connection with the creation, attachment and/or perfection under the laws of Bermuda of the security interests to be granted pursuant to the aforementioned security documents or any of the other Security Instruments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 8.13 or Section 9.11(d).

“Borrowing Base Deficiency” occurs at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Brazilian Security Documents” means, collectively, each of the following documents:

(a)          a quota pledge agreement executed and delivered by Gran Tierra Finance (Luxembourg) S.à.r.l., Gran Tierra Brazco (Luxembourg) S.à.r.l., Gran Tierra Energy Brasil Ltda. and the Administrative Agent as intervening party, respecting all of the issued and outstanding quotas (representing 100% of the capital interest) of Gran Tierra Energy Brasil Ltda. (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent;

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(b)          an agreement for fiduciary assignment of rights over bank accounts executed and delivered by Gran Tierra Energy Brasil Ltda. in favor of the Administrative Agent (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent;

(c)          an Amendment to the Articles of Organization of Gran Tierra Energy Brasil Ltda. to reflect the pledged quotas, in form and substance satisfactory to the Administrative Agent, and which shall be registered with the competent Board of Trade; and

(d)           any other documents reasonably required by the Administrative Agent to be executed in connection with the creation, attachment and/or perfection under the laws of Brazil of the security interests to be granted pursuant to the aforementioned security documents or any of the other Security Instruments.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Bogota, Colombia are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in US Dollar deposits in the London interbank market.

“Canadian Security Documents” means, collectively, each of the following documents:

(a)          a general security agreement executed and delivered by each of the Parent, Solana Resources Limited, Gran Tierra Exchangeco Inc. and Gran Tierra Callco ULC in favour of the Administrative Agent (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent;

(b)          one or more securities pledge agreements executed and delivered by Gran Tierra Exchangeco Inc. and Gran Tierra Callco ULC respecting all of the issued and outstanding shares in Solana Resources Limited and Gran Tierra Exchangeco Inc. (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent; and

(c)          any other documents reasonably required by the Administrative Agent to be executed in connection with the creation, attachment and/or perfection under the laws of Canada or any province thereof of the security interests to be granted pursuant to the aforementioned security documents or any of the other Security Instruments.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateral” has the meaning assigned such term in Section 2.08(i)(ii).

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“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest), for the benefit of the Issuing Bank, cash in US Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent. “Cash Collateralized” has a correlative meaning.

“Cash Equivalents” means any Investment of the types described in Section 9.05(c) through (f), and any other Investments of a similar nature approved by the Administrative Agent in its sole discretion.

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation, seizure, taking or similar proceeding of, any Property of any Credit Party.

“Cayman Security Documents” means, collectively, each of the following documents:

(a)          equitable charges over the shares of the Borrower, Petrolifera, and Gran Tierra Energy Cayman Islands Inc., together with all annexures thereto, governed by the laws of the Cayman Islands (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent; and

(b)          any other documents reasonably required by the Administrative Agent to be executed in connection with the creation, attachment and/or perfection under the laws of Cayman Islands of the security interests to be granted pursuant to the aforementioned security documents or any of the other Security Instruments.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated, (c) the failure of the Parent to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower, or (d) the Borrower shall cease to be Controlled by the Parent.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or in implementation thereof and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States or Canadian financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, issued or implemented.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

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“Collateral” means all the “Collateral” and “Derechos”, in each case, as defined in the applicable Security Instruments and all other Property, now owned or hereafter acquired on which Liens have been granted (or are required to have been granted) to the Administrative Agent, for the benefit of the Secured Parties, or to each Secured Party, as applicable, to secure the Indebtedness.

“Collateral Account” has the meaning assigned such term in Section 2.08(i)(ii).

“Collection Account” means a deposit account approved by the Administrative Agent, and maintained with Wells Fargo, as depositary (or its successors in such capacity), or JPMorgan Chase Bank, N.A., HSBC Bank Bermuda Limited or one or more other banks satisfactory to the Administrative Agent.

“Colombia” means The Republic of Colombia.

“Colombian Branches” means, collectively, (a) Petrolifera Petroleum (Colombia) Limited, the Colombian branch office of Petrolifera, and (b) Gran Tierra Energy Colombia, Ltd., the Colombian branch office of Gran Tierra Energy Colombia.

“Colombian Hydrocarbon Properties” means (a) as of the Effective Date, the Hydrocarbon Interests set forth on Schedule 1.02(a); and (b) from time to time and at any time after the Effective Date, all Hydrocarbon Interests in Colombia in which the Borrower or any Subsidiary shall have an interest and that have been included in the Borrowing Base.

“Colombian Notes” means the Colombian law pagarés with blank spaces and their corresponding letters of instruction, issued by the Borrower and described in Section 2.02(d), in form and substance satisfactory to the Administrative Agent, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Colombian Pesos” refers to lawful money of Colombia.

“Colombian Peso Offtake Agreements” means, collectively, each of the Equion Offtake Agreeement, the Kronos Offtake Agreement and Sierra Nevada Offtake Agreement; provided that the foregoing Offtake Agreements shall only constitute Colombian Peso Offtake Agreements for so long as the aggregate amount of all payments made pursuant to such Offtake Agreements does not exceed the Colombian Peso equivalent of $500,000 US Dollars during any 12 month period.

“Colombian Security Documents” means, collectively, each of the following documents:

(a)          a pledge agreement over the economic rights of Petrolifera in Colombia under each Concession Agreement to which it is a party in existence on the Effective Date, governed by the laws of Colombia and dated on or about the Effective Date (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent, granting in favor of the Administrative Agent and each other Secured Party a first priority security interest in such rights;

(b)          a pledge agreement over the economic rights of Gran Tierra Energy Colombia in Colombia under each Concession Agreement to which it is a party in existence on the Effective Date, governed by the laws of Colombia and dated on or about the Effective Date (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent, granting in favor of the Administrative Agent and each other Secured Party a first priority security interest in such rights; and

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(c)          any other documents reasonably required by the Administrative Agent to be executed in connection with the creation, attachment and/or perfection under the laws of Colombia of the security interests to be granted pursuant to the aforementioned security documents or any of the other Security Instruments.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.

“Commitment Fee Rate” means a rate per annum equal to 0.875%.

“Commodity Hedging Agreement” means (a) any swap, forward, cap, floor, collar or other similar transaction relating to the price of any category of Hydrocarbons or any index calculated based on the price of one or more categories of Hydrocarbons, (b) any option with respect to any of the foregoing transactions, (c) physical forward contracts for set prices; provided that payment is not made prior to delivery and (d) any combination of the foregoing transactions.

“Concession Agreements” means, collectively, (a) each Hydrocarbon concession, license, participation, exploration and production contract, production sharing agreement or other similar agreement entered into between any Credit Party and any Governmental Authority or other Person listed on Schedule 1.02(a), and (b) any other Hydrocarbon concession, license, participation, exploration and production contract, production sharing agreement or other similar agreement entered into between any Credit Party and any Governmental Authority or other Person, as each such agreement may be amended, restated, supplemented, replaced or otherwise modified in accordance with this Agreement.

“Consolidated Net Income” means with respect to the Parent and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent and the Consolidated Subsidiaries after allowances for Taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Parent or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Parent or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Parent or any of its Consolidated Subsidiaries; (d) any extraordinary non-cash gains or losses during such period and (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; and provided, further, that if the Parent or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

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“Consolidated Subsidiaries” means each Subsidiary of the Parent (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means, collectively, the Parent, the Borrower and each Subsidiary Guarantor.

“Creditor Party” means the Administrative Agent, the Issuing Bank or any Lender.

“CT Corporation” means CT Corporation System, a Delaware corporation.

“Currency Exchange Agreement” means any agreement or arrangement providing for the transfer or mitigation of risks of fluctuations in the exchange rate between currencies either generally or under specific contingencies.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (other than accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

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“Dedicated Cash Receipts” means all cash received by or on behalf of any Credit Party with respect to the following: (a) any amounts payable under or in connection with any Material Document (including, without limitation, payments or proceeds from Offtake Agreements and Swap Agreements); (b) cash representing operating revenue earned or to be earned by any Credit Party; (c) proceeds from Loans; and (d) any other cash received by any Credit Party from whatever source other than (i) liability insurance proceeds required to be paid directly to third parties, (ii) payments made to any Credit Party for the account of third parties under or in connection with joint operating agreements or similar joint development agreements and (iii) payments made in Colombian Pesos received pursuant to the Colombian Peso Offtake Agreements.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Creditor Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Creditor Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Creditor Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Creditor Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account Control Agreement” means a deposit account control agreement in form and substance satisfactory to the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Deposit Account Control Agreement (Gran Tierra Energy Colombia)” means the Deposit Account Control Agreement dated as of the Effective Date among the Gran Tierra Energy Colombia, the Administrative Agent and HSBC Bank Bermuda Limited (and its successors in such capacity), as the same may be amended, modified or supplemented from time to time.

“Deposit Account Control Agreement (Petrolifera)” means the Deposit Account Control Agreement dated as of the Effective Date among Petrolifera, the Administrative Agent and HSBC Bank Bermuda Limited, as depositary (or its successors in such capacity), as the same may be amended, modified or supplemented from time to time.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

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“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income Taxes, depreciation, depletion, amortization, exploration expenses and other similar noncash charges, minus all noncash income added to Consolidated Net Income.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Eligible Buyers” means (a) Ecopetrol S.A., (b) Petrobras Internacional Braspetro B.V., (c) Petrobras Colombia Limited, (d) each of the Persons listed on Schedule 1.02(b), (e) in the case of Colombian Hydrocarbon Properties not operated by any Credit Party, any buyer approved by the operator thereof other than an Affiliate of the Parent, and (f) any additional Persons that have been approved in writing by the Administrative Agent and the Majority Lenders, acting reasonably, at the time of the purchase of crude oil or other Hydrocarbons by such Person from any Credit Party; provided that any such Person shall cease to be an Eligible Buyer if:

(i)          any Credit Party has received any written notice or otherwise has knowledge that such Person is the subject of any bankruptcy, insolvency, reorganization, liquidation, dissolution or winding-up proceeding or action (whether voluntary or involuntary); or

(ii)         at the time any such determination is made, more than 10% of the aggregate amount of accounts due from such Person in respect of its purchase of crude oil or other Hydrocarbons from any Credit Party has at such time remained unpaid for more than 30 days (measured from the due date specified in the original invoice therefor).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Entitled Person” has the meaning assigned such term in Section 12.13.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Parent or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Parent or any Subsidiary is located.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equion Offtake Agreement” means that certain Agreement for the Purchase and Sale of Gas under the Llanos - 22 Contract between Equion Energy Limited S.A and Cepsa Colombia S.A. effective April 23, 2013, expiring October 22, 2013.

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“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Parent or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Parent or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Parent or any Subsidiary that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Parent or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

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“Excluded Swap Obligations” has the meaning assigned to such term in the Guaranty Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes or similar Taxes imposed by any jurisdiction in which any Credit Party is located and (c) any United States withholding Tax that is imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 30, 2010 among Solana Resources Limited, the Parent, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (as heretofore amended, modified, supplemented or restated).

“Fair Market Value” shall mean, with respect to any Property on any date of determination, the value of the consideration obtainable in a sale of such Property or at such date of determination assuming a sale by a willing seller to a non-affiliated willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such Property.

“Farmout Concession Agreements” means, collectively, all of the following agreements: (i) Concession Agreement for the Exploitation, Development and Production of Oil and Natural Gas REC-T-155 No. 48610.001427/2008-39, executed by and between Gran Tierra Brasil and ANP; (ii) Concession Agreement for the Exploitation, Development and Production of Oil and Natural Gas REC-T-224 No. 48610.001426/2008-94, executed by and between Gran Tierra Brasil and ANP; (iii) Concession Agreement for the Exploitation, Development and Production of Oil and Natural Gas REC-T-129 No. 48610.001443/2008-21, executed by and between Gran Tierra Brasil and ANP; and (iv) Concession Agreement for the Exploitation, Development and Production of Oil and Natural Gas REC-T-142 No. 48610.001446/2008-65, executed by and between Gran Tierra Brasil and ANP.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee and Engagement Letter dated as of March 6, 2013, among the Parent, Wells Fargo and the Arranger.

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“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Parent.

“Financial Statements” means the financial statement or statements of the Parent and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction, and Canada and each Province thereof shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, Canada, Colombia, the Cayman Islands, any other nation or any political subdivision thereof, whether state, department, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, resolution, instruction, circular, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Gran Tierra Brazco ULC” means Gran Tierra Brazco ULC, an unlimited liability corporation organized under the laws of the Province of Alberta, Canada.

“Gran Tierra Callco ULC” means Gran Tierra Callco ULC, an unlimited liability corporation organized under the laws of the Province of Alberta, Canada.

“Gran Tierra Energy Brasil Ltda.” means Gran Tierra Energy Brasil Ltda., a company organized under the laws of Brazil.

“Gran Tierra Energy Colombia” means Gran Tierra Energy Colombia, Ltd., a limited partnership organized under the laws of Utah.

“Gran Tierra Exchangeco Inc.” means Gran Tierra Exchangeco Inc., a corporation organized under the laws of the Province of Alberta.

“Guarantor” means (a) the Parent and (b) each Subsidiary that guarantees or is required to guarantee the Indebtedness hereunder (including pursuant to Section 6.01 and Section 8.14(a)). On the Effective Date, the following Subsidiaries are Guarantors:

(a)	Gran Tierra Exchangeco Inc.;

(b)	Gran Tierra Energy Brasil Ltda;

(c)	Solana Resources Limited;

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(d)	Petrolifera Petroleum (Colombia) Limited;

(e)	Gran Tierra Callco ULC;

(f)	Gran Tierra Energy Cayman Islands Inc.;

(g)	Argosy Energy LLC;

(h)	Gran Tierra Energy Colombia, Ltd.;

(i)	Gran Tierra Finance (Luxembourg) S.á.r.l.;

(j)	Gran Tierra Luxembourg Holdings S.á.r.l.; and

(k)	Gran Tierra Brazco (Luxembourg) S.á.r.l..

“Guaranty Agreement” means an agreement executed by the Guarantors in form and substance satisfactory to the Administrative Agent, unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes, the Colombian Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to (a) Hydrocarbon reserves from which Hydrocarbons may or may potentially be severed or extracted, whether directly or indirectly, including, without limitation, by virtue of any Concession Agreement, similar arrangement or otherwise and (b) any Concession Agreement, oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

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“Indebtedness” ” means the collective reference to (a) all obligations, liabilities and amounts owing or to be owing by any Credit Party or any other obligor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising or incurred), to the Administrative Agent, the Global Coordinator, the Arranger, the Issuing Bank or any Lender, which may arise under, out of, in, or in connection with this Agreement or any other Loan Document, including, without limitation, the unpaid principal of and interest on the Loans and reimbursement obligations in respect of Letters of Credit (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, liquidation, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); (b) all Secured Swap Obligations (other than Excluded Swap Obligations); (c) all Specified Cash Management Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above; in each case, whether on account of principal, interest, premium, reimbursement obligations, guaranty obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Secured Parties that are required to be paid by the Borrower, any other Credit Party or any obligor pursuant to the terms of this Agreement, any other Loan Document or any Specified Cash Management Agreement or any Secured Swap Agreement).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Reserve Report” means the report of GLJ Petroleum Consultants Ltd. dated as of December 31, 2012, with respect to the Colombian Hydrocarbon Properties as of December 31, 2012.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap, cap or collar agreement or similar arrangement providing for the transfer or mitigation of interest risks, either generally or under specific contingencies.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

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“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Kronos Offtake Agreement” means that certain Agreement for the Purchase and Sale of Gas under the Llanos 22 Contract between Gran Tierra Energy Colombia and Kronos Energy S.A. ESP, executed April 23, 2013, expiring October 22, 2013.

“LC Commitment” at any time means $30,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

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“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which US Dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, hypothecation, antichresis, usufruct, security agreement, conditional sale, deed of trust, assignment in trust, or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Parent and each Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation, unwind or termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Loan Documents” means this Agreement, the Notes, the Colombian Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments and the Fee Letter.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having more than fifty percent (50%) of the Aggregate Maximum Credit Amounts of all Lenders; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

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“Material Documents” means, collectively, each Offtake Agreement, each Concession Agreement, and each Swap Agreement to which any Credit Party is a party.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Credit Parties in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Material Subsidiary” means (a) Petrolifera, (b) Gran Tierra Energy Colombia, (c) as of any date of determination, any Subsidiary that (i) owns or has an interest in any Property assigned value in the Borrowing Base then in effect, as determined by the Administrative Agent, or (ii) does business in Colombia, and (d) any Subsidiary that at any time owns or has an interest in Oil and Gas Properties that have produced Hydrocarbons at any time (even if such Subsidiary subsequently ceases to own or have an interest in such Oil and Gas Properties or such production subsequently ceases); provided that the term “Material Subsidiary” shall not include (i) the Borrower or (ii) any Subsidiary that would constitute a “Material Subsidiary” under clause (d) above solely as a result of the ownership of or interest in Oil and Gas Properties located in Argentina or Peru.

“Maturity Date” means August 30, 2016.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by any Credit Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Net Cash Proceeds” means with respect to any Permitted Equity Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Defaulting Lenders” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Offtaker” means each Eligible Buyer.

“Offtake Agreements” means, collectively, (a) each agreement entered into between any Credit Party and an Offtaker that is listed on Schedule 1.02(c); and (b) any other purchase agreement entered into between any Credit Party and an Offtaker that (i) provides for the purchase by such Offtaker of Hydrocarbons from such Credit Party, (ii) is in form and substance reasonably satisfactory to the Administrative Agent and (iii) further provides, to the Administrative Agent’s satisfaction, that all payments thereunder shall be made to the relevant Collection Account, as each such agreement may be amended, restated, supplemented, replaced or otherwise modified in accordance with this Agreement.

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“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests (including, without limitation, all Concession Agreements and Offtake Agreements); (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(ii).

“Permitted Acquisition” means any acquisition by any Credit Party in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Equity Interests, assets or any combination thereof) of any other Person to the extent such acquisition is permitted by Section 9.05.

“Permitted Equity Issuance” means any sale or issuance of any Equity Interests (other than Disqualified Capital Stock) of the Parent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petrolifera” means Petrolifera Petroleum (Colombia) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registration number 271065.

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“Petrolifera Excluded Concession Agreements” means, collectively, each of the following agreements:

Concession Agreements	Working Interest
Exploration and Production Contract No. 18 of 2008 for the Turpial Sector dated June 26, 2008	50%
Exploration and Production Contract No. 07 of 2007 for the Sierra Nevada Sector dated April 11, 2007	100%
Exploration and Production Contract No. 55 of 2009 for the Magdalena Sector dated September 19, 2009	100%

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Compliance” means, for any date of determination, that the Parent is in pro forma compliance with the financial covenant set forth in Section 9.01(a); provided that such ratio may not exceed 2.75 to 1.0, as such ratio is recomputed using (a) Total Debt as of such date and (b) EBITDAX for the period of four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

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“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts of all Lenders; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31 or July 1 (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Credit Parties, together with a projection of the rate of production and future net income, taxes, royalties, operating expenses, production sharing volumes and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Parent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Cash Management Party” means any Lender or Affiliate of any Lender party to a Specified Cash Management Agreement.

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“Secured Parties” means each Lender, the Issuing Bank, the Arranger, the Administrative Agent, the Global Coordinator, each Secured Cash Management Party, and each Secured Swap Party.

“Secured Swap Agreement” means any Swap Agreement between the Parent or any Subsidiary and any Person that is entered into prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any transactions entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations (other than any Excluded Swap Obligations) owing to any Secured Swap Party under any Secured Swap Agreement.

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Security Instruments” means, collectively, the Guaranty Agreement, the Bermuda Security Documents, the Colombian Security Documents, the Cayman Security Documents, the Canadian Security Documents, the Brazilian Security Documents, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, documents, pledges, instruments, Deposit Account Control Agreements, consents or certificates now or hereafter executed and delivered by any Credit Party or any other Person (other than Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, the Colombian Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Debt” means any unsecured Debt securities (whether registered or privately placed) issued or incurred by the Parent or any other Credit Party pursuant to one or more Senior Debt Documents.

“Senior Debt Documents” means any indenture or other agreement among the Parent or any other Credit Party, as issuer, the subsidiary guarantors party thereto and others either as agent, trustee or holders, which governs any Senior Debt, or pursuant to which any Senior Debt is issued or incurred, as the same may be amended, modified or supplemented in accordance with Section 9.04(b).

“Sierra Nevada Offtake Agreement” means that certain Agreement for the Purchase and Sale of Gas under the Sierra Nevada contract, for the Brillante Sureste 1X well, Contract between Comercializadora de Energía, GAS y servicio S.A ESP GEACOM and Petrolifera Petroleum (Colombia) Limited effective November 9, 2010, started on August 23, 2011 and expiring August 23, 2014.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Solana Resources Limited” means Solana Resources Limited, a corporation formed under the laws of the Province of Alberta, Canada.

“Specified Cash Management Agreement” means any agreement that is entered into by and between the Parent or any Subsidiary and any Secured Cash Management Party to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

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“Specified Cash Management Obligations” means all amounts and other obligations owing to any Secured Cash Management Party under any Specified Cash Management Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent (including the Borrower); provided that (a) each Colombian Branch shall be deemed to be a Subsidiary for all purposes hereof; and (b) as used herein, the phrase “Subsidiary of the Borrower” shall refer to a subsidiary of the Borrower.

“Subsidiary Guarantor” means each Guarantor other than the Parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including, without limitation, any Interest Rate Protection Agreement, Commodity Hedging Agreement or Currency Exchange Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Credit Party shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

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“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including, without limitation, any and all withholding taxes imposed by any Governmental Authority of Canada.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Debt” means, at any date, all Debt of the Parent and the Consolidated Subsidiaries on a consolidated basis.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document and each Material Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments; and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document and each Material Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of Collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Unrestricted Subsidiary” means any Subsidiary (other than the Borrower) that is not a Subsidiary Guarantor.

“US Dollars” or “$” refers to lawful money of the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Wholly-Owned Subsidiary” means (a) any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Parent or one or more of the Wholly-Owned Subsidiaries or are owned by the Parent and one or more of the Wholly-Owned Subsidiaries or (b) any Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction; provided that the Parent, directly or indirectly, owns the remaining Equity Interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

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Section 1.03         Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04         Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05         Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Parent’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06         Oil and Gas Definitions. For purposes of this Agreement and the other Loan Documents, the terms “proved reserves” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

Article II

The Credits

Section 2.01         Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

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Section 2.02         Loans and Borrowings.

(a)          Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that, notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)          Notes and Colombian Notes. The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, and a single Colombian Note of the Borrower in form and substance satisfactory to the Administrative Agent, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note, or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

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Section 2.03         Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B, and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Borrowing;

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)        in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)         the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)        the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Interest Elections.

(a)          Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

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(b)          Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)          Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(ii) and (iii) shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05         Funding of Borrowings.

(a)          Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York, New York and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

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(b)          Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06         Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)          Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)          Optional Termination and Reduction of Aggregate Credit Amounts.

(i)          The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $250,000 and not less than $2,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the total Commitments.

(ii)         The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

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Section 2.07         Borrowing Base.

(a)          Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $150,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 8.13 or Section 9.11(d).

(b)          Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on April 1st and October 1st of each year, commencing October 1, 2013. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Majority Lenders, by notifying the Borrower thereof, one time during any 12 month period, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07.

(c)          Scheduled and Interim Redetermination Procedure.

(i)          Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii)         The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)         in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then on or before the March 15th and September 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)         in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

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(iii)        Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)          Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)          in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then on April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)         in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 8.13 or Section 9.11(d), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)          Reduction of Borrowing Base Related to Swap Agreements. If any Swap Agreement in respect of commodities to which the Parent or any Subsidiary is a party is Liquidated, then contemporaneously therewith, the Borrowing Base then in effect shall be reduced by an amount equal to the value, if any, assigned to the Liquidated portion of such Swap Agreement in the then effective Borrowing Base, as determined by the Administrative Agent and approved by the by the Majority Lenders.

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(f)          Determinations; Adjustments. Notwithstanding any other provision of this Agreement to the contrary, all determinations and redeterminations and adjustments by the Administrative Agent (and any determinations and decisions by each of the Lenders or the Required Lenders in connection therewith, or in connection with the provisions of Section 2.07(e), Section 8.13 or Section 9.11(d), including any thereof approving or disapproving a proposed redetermination or redetermination by the Administrative Agent or effecting any adjustment to any element included in a Reserve Report or the determination or redetermination of the Borrowing Base) shall be made by any such Person as it deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time, and any such determination, redetermination or adjustment shall consider any other relevant information or factors, including without limitation, any additional Debt or other obligations that have been incurred or that the Parent and the Subsidiaries intend or expect to incur that such Person may deem appropriate in its sole discretion.

Section 2.08         Letters of Credit.

(a)          General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of US Dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)          requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)         specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)        specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)        specifying the amount of such Letter of Credit;

(v)         specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)        specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

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A Letter of Credit shall be issued, amended, renewed or extended only if (and each notice shall constitute a representation and warranty by the Borrower that), after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)          Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)          Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

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(f)          Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)          Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

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(i)          Cash Collateralization.

(i)          If (A) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding that the Borrower Cash Collateralize the outstanding LC Exposure pursuant to this Section 2.08(i), (B) the Borrower is required to Cash Collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or (D) the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall Cash Collateralize such LC Exposure or the excess attributable to such LC Exposure, as the case may be, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize pursuant to this Section 2.08(i) shall become effective immediately, and the Borrower’s obligation to Cash Collateralize shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 10.01(h) or Section 10.01(i).

(ii)         The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on each account (a “Collateral Account”) in which the Borrower has Cash Collateralized any obligation hereunder and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor (collectively, the “Cash Collateral”).

(iii)        The Borrower’s obligation to Cash Collateralize pursuant to this Section 2.08(i) shall be absolute and unconditional, without regard to whether any beneficiary of any Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which any Credit Party may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.

(iv)        Each Collateral Account and all Cash Collateral shall secure the payment and performance of the Credit Parties’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each Collateral Account and the Cash Collateral. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each Collateral Account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Credit Parties under this Agreement or the other Loan Documents. If the Borrower is required to Cash Collateralize hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

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Article III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01         Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02         Interest.

(a)          ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)          Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)          Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by any Credit Party hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), then, upon notice thereof to the Borrower from the Administrative Agent, all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d)          Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

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Section 3.03         Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)          the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Majority Lenders as their cost of funds.

Section 3.04         Prepayments.

(a)          Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)          Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02.

(c)          Mandatory Prepayments.

(i)          If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(i).

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(ii)         Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than pursuant to Section 2.07(e)) or Section 8.13, if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(i). The Borrower shall be obligated to make such prepayment and/or Cash Collateralize such excess (A) in the case of a redetermination pursuant to Section 2.07 (other than pursuant to Section 2.07(e)), no later than the date that is 90 days following the date it receives the New Borrowing Base Notice in accordance with Section 2.07(d); and (B) in the case of adjustment pursuant to Section 8.13, on the date the adjustment occurs; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii)        Upon any adjustments to the Borrowing Base pursuant to Section 2.07(e) or Section 9.11(d), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(i). The Borrower shall be obligated to make such prepayment and/or Cash Collateralize such excess (A) in the case of an adjustment to the Borrowing Base pursuant to Section 2.07(e), on the date the adjustment occurs and (B) in the case of an adjustment to the Borrowing Base pursuant to Section 9.11(d), on the date that the relevant sale or other disposition occurs; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv)        Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v)         Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)          No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05         Fees.

(a)          Commitment Fees. Subject to Section 4.03(c)(i), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

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(b)          Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.250% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Upon notice thereof to the Borrower from the Administrative Agent, during the continuation of an Event of Default, the fees payable pursuant to this Section 3.05(b) shall increase by 2.00% per annum over the then-applicable rate. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          Fee Letter. The Borrower agrees to pay to the Administrative Agent, for the account of each Person therein specified, the fees payable in the amounts and at the times stated therein.

Article IV

Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in US Dollars.

(b)          Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

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(c)          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02         Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03         Defaulting Lenders.

(a)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e), Section 4.02, Section 5.03(f) or Section 12.03(c), then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid in cash, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its sole discretion.

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(b)          If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.03(c) and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Indebtedness. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c)          Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)          Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05.

(ii)         The Commitment, the Maximum Credit Amount and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that (A) any waiver, amendment or modification requiring the consent of each Lender or each affected Lender pursuant to Section 12.02 (other than Section 12.02(b)(ii)), shall require the consent of such Defaulting Lender and (B) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of such Defaulting Lender, but the Commitment (i.e., such Defaulting Lender’s Applicable Percentage of the Borrowing Base) of such Defaulting Lender may not be increased without the consent of such Defaulting Lender.

(iii)        If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A)         all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (y) the conditions set forth in Section 6.02 are satisfied at such time, and (z) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment; provided that no such reallocation will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

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(B)         if the reallocation described in Section 4.03(c)(iii)(A) cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to Section 4.03(c)(iii)(A)) pursuant to Section 2.08(i) for so long as such LC Exposure is outstanding;

(C)         if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(D)         if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 4.03(c)(iii)(A), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and

(E)         if all or any portion of such Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to Section 4.03(c)(iii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and all letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated.

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(d)          In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender and such Lender is no longer a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, if necessary, such Lender shall purchase at par such of the Loans and/or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

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Article V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01         Increased Costs.

(a)          Eurodollar Changes in Law. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)         impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise) other than as a result of increased Taxes, which is governed by Section 5.03, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)          Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 5.02         Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for US Dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03         Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Credit Party shall be required to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Credit Party hereunder or in connection with any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(e)          Tax Documentation. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately succeeding sentence below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(f).

(g)          Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender incurred as a result of receiving such refund or in connection with paying over such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

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Section 5.04         Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05         Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Article VI

Conditions Precedent

Section 6.01         Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)          The Administrative Agent, the Global Coordinator, the Arranger and the Lenders shall have received all upfront, commitment, arrangement and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Paul Hastings LLP, Posse, Herrera & Ruiz S.A., Norton Rose Fulbright Canada LLP, Appleby, and Demarest e Almeida, counsel to the Administrative Agent).

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(b)          The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party setting forth (i) resolutions of its board of directors or other applicable governing body with respect to the authorization of such Credit Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Credit Party (y) who are authorized to sign the Loan Documents to which such Credit Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws (or other organizational documents) of such Credit Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)          The Administrative Agent shall have received certificates of the appropriate Governmental Authorities with respect to the existence, qualification and good standing of each Credit Party.

(d)          The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

(e)          The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)          The Administrative Agent shall have received duly executed Notes and the Colombian Notes payable to the order of each Lender in a principal amount equal to its Maximum Credit Amount dated as of the Effective Date.

(g)          The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement, the Bermuda Security Documents, the Colombian Security Documents, the Cayman Security Documents, the Canadian Security Documents, the Brazilian Security Documents, and the other Security Instruments described on Exhibit E, together with share certificates, share transfer instruments, registers, direction letters, acknowledgement notices, memoranda and any other documents in connection with the Liens created thereby as the Administrative Agent may reasonably require, and in the case of the Colombian Security Documents, duly filed and (if applicable) recorded before the competent Chamber of Commerce. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall have received:

(i)          appropriate governmental or third party search certificates (including, if applicable, UCC search certificates) as it may require reflecting no prior Liens encumbering the Properties of the Credit Parties for each of the following jurisdictions: Colombia, the Cayman Islands, Canada, Delaware, District of Columbia, Nevada, Utah, and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(ii)         evidence satisfactory to it that all loans and other amounts owing under the Existing Credit Agreement have been (or contemporaneously herewith are being) repaid in full and all commitments thereunder have been terminated or cancelled and that all Liens on the Properties of the Credit Parties associated with the Existing Credit Agreement have been released or terminated or assigned to the Administrative Agent, subject only to the filing of applicable terminations, releases or assignments.

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(iii)        evidence satisfactory to the Administrative Agent that the ANH has recognized each Colombian Branch as the operator of record of the entire right, title, estate and interest in each Concession Agreement to which it is a party.

(iv)        evidence satisfactory to it that (A) each Guarantor has guaranteed the Indebtedness pursuant to the Guaranty Agreement and (B) the Security Instruments create first priority, perfected Liens on all of the economic rights of Petrolifera and Gran Tierra Energy Colombia under each Concession Agreement to which each is a party;

(v)         a duly executed agreement of the Offtaker under each Offtake Agreement (other than the Colombian Peso Offtake Agreements) to which any Credit Party is a party, in form and substance satisfactory to the Administrative Agent, pursuant to which such Person (and any other Person obligated to make payments thereunder) shall agree to make all payments under such Offtake Agreement to the relevant Collection Account.

(vi)        evidence satisfactory to it that all of the Equity Interests in each Credit Party (other than the Parent) has been pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Instruments, and to the extent applicable, the Administrative Agent shall have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of such Credit Party.

(vii)       evidence satisfactory to it that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other actions have been taken, which shall be necessary or advisable to create, first priority, perfected Liens on the Collateral pursuant to the Security Instruments; and

(viii)      evidence satisfactory to the Administrative Agent (with sufficient copies for each Lender) that each Colombian Security Document has been (A) duly subscribed and delivered and (B) duly filed and recorded before the competent Chamber of Commerce.

(h)          The Administrative Agent shall have received an opinion of (i) Cooley LLP, special New York counsel to the Parent and the Borrower, in form and substance satisfactory to the Administrative Agent, (ii) Gamboa & Chalela, special Colombian counsel to the Parent and the Borrower, in form and substance satisfactory to the Administrative Agent, (iii) Maples and Calder, special Cayman Islands counsel to the Parent and the Borrower, in form and substance satisfactory to the Administrative Agent, (iv) Veirano Advogados, special Brazilian counsel to the Parent and the Borrower, and (v), Blake, Cassels & Graydon LLP, special Canadian counsel to the Parent and the Borrower, in form and substance satisfactory to the Administrative Agent.

(i)          The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.11.

(j)          The Administrative Agent shall have received evidence satisfactory to it that all Governmental Requirements and third-party consents and approvals necessary or advisable in connection with the Transactions have been obtained (without the imposition of any conditions not already satisfied) and are in full force and effect; and all applicable waiting periods have expired without any action being taken by any competent authority; and no law or regulation is applicable that restrains, prevents or imposes materially adverse conditions upon the Transactions.

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(k)          The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(l)          The Administrative Agent shall have received the Financial Statements and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).

(m)          The Administrative Agent shall be satisfied with the terms and conditions of each Material Document to which any Credit Party is a party.

(n)          The Administrative Agent shall have received a copy, certified by a Responsible Officer as true and complete (in each case, together with all amendments thereto, if any), of (i) each Concession Agreement listed on Schedule 1.02(a), together with all amendments thereto, if any, and all participation agreements, farm-ins, royalty agreements or similar agreements that establish any obligation or interest in favor of a third party derived from the Concession Agreements, (ii) each Offtake Agreement listed on Schedule 1.02(c) and (iii) each Swap Agreement listed on Schedule 7.18.

(o)          The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act.

(p)          The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., New York City time, on August 30, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02         Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c)          The representations and warranties of the Credit Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

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(d)          The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e)          The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (d).

Section 6.03         Additional Conditions to Credit Events. In addition to the conditions precedent set forth in Section 6.02, so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or the Borrower will Cash Collateralize the LC Exposure in accordance with Section 4.03(c)(iii), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in accordance with Section 4.03(c)(iii)(A) (and Defaulting Lenders shall not participate therein).

Article VII

Representations and Warranties

The Parent and the Borrower each represents and warrants to the Lenders that:

Section 7.01         Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (and in the case of the Colombia Branch, has been duly formed and validly existing as a branch of an oil exploration production related company in good standing (where applicable) under the laws of Colombia), has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02         Authority; Enforceability. The Transactions are within each Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document and Material Document to which each Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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Section 7.03         Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Parent, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or any Material Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any Material Document or any indenture, agreement or other instrument binding upon any Credit Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Credit Party and (d) will not result in the creation or imposition of any Lien on any Property of any Credit Party (other than the Liens created by the Loan Documents).

Section 7.04         Financial Condition; No Material Adverse Change.

(a)          The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2012, reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b)          Since December 31, 2012, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)          Neither the Parent nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships or liabilities for Taxes, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05         Litigation.

(a)          Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting any Credit Party or involving any Material Document (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)          Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06         Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

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(a)          the Parent and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b)          the Parent and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Parent or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c)          there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Parent’s or the Borrower’s knowledge, threatened against the Parent or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties.

(d)          none of the Properties of the Parent or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; or (iv) hazardous waste management units.

(e)          there has been no Release or, to the Parent’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Parent’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Parent, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property.

(f)          neither the Parent nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Parent’s or any Subsidiary’s Properties and, to the Parent’s or the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g)          there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Parent’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h)          The Parent and the Subsidiaries have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Parent’s or the Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07         Compliance with the Laws and Agreements; No Defaults.

(a)          Each Credit Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except (other than with respect to bribery and anti-corruption Governmental Requirements) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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(b)          No Credit Party is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require such Credit Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which any Credit Party or any of its Properties is bound.

(c)          Each Material Document is in full force and effect, and constitutes a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles; and no Credit Party is in default thereunder, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default thereunder, or would permit any counterparty thereto the right to terminate such Material Document or any transaction thereunder, or exercise any remedial rights thereunder.

(d)          No Default has occurred and is continuing.

Section 7.08         Taxes. Each of the Parent and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent and the Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Parent and the Borrower, adequate. No Tax Lien has been filed (other than Excepted Liens) and, to the knowledge of the Parent or the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.09         Employee Benefit Arrangements. No Credit Party maintains any employee pension or benefit plan. Each Colombian Branch has been and is in material compliance with all labor, pension fund, health, industrial security and social security obligations required under Colombian law.

Section 7.10         Disclosure; No Material Misstatements. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to any Credit Party which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of any Credit Party prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

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Section 7.11         Insurance. The Parent has, and has caused all Credit Parties to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies in respect of all insurance covering Oil and Gas Properties of the Credit Parties and the Administrative Agent has been named as loss payee with respect to Property loss insurance in respect of all insurance covering Oil and Gas Properties of the Credit Parties.

Section 7.12         Restrictive Agreements. No Credit Party is a party to any agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of its Properties to secure the Indebtedness and the Loan Documents, or restricts such Credit Party from paying dividends or making any other distributions in respect of its Equity Interests to any other Credit Party, or restricts such Credit Party from making loans or advances or transferring any Property to any other Credit Party, or which requires the consent of or notice to other Persons in connection therewith, except, in each case, for such encumbrances or restrictions permitted under Section 9.15.

Section 7.13         Subsidiaries.

(a)          Set forth on Schedule 7.13, or as disclosed in writing to the Administrative Agent, which shall promptly furnish a copy to the Lenders, and which disclosure shall be a supplement to Schedule 7.13, is (i) a true and complete list of each Subsidiary and each Person holding ownership interests in such Subsidiary, and (ii) a true and complete description of the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.

(b)          Except as disclosed in Schedule 7.13, or as disclosed in writing to the Administrative Agent, which shall promptly furnish a copy to the Lenders, and which shall be a supplement to Schedule 7.13, (i) each of the Parent and the Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Instruments), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown therein to be held by it, (iii) all of the issued and outstanding Equity Interests of each such Person has been duly authorized and is validly issued, fully paid and nonassessable, and (iv) there are no outstanding Equity Rights with respect to such Person.

(c)          Each Subsidiary is a Wholly-Owned Subsidiary.

Section 7.14         Location of Business and Offices. The Parent’s jurisdiction of incorporation is the State of Nevada, United States of America; the name of the Parent as listed in the public records of its jurisdiction of organization is Gran Tierra Energy Inc.; the organizational identification number of the Parent in its jurisdiction of organization is C13734-2003; the Parent’s principal place of business and chief executive offices are located at the address specified in Section 12.01; and the Parent’s U.S. federal taxpayer identification number is 98-0479924 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The Borrower’s jurisdiction of organization is the Cayman Islands; the name of the Borrower as listed in the public records of its jurisdiction of organization is Gran Tierra Energy International Holdings Ltd.; the organizational identification number of the Borrower in its jurisdiction of organization is 238484; and the Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01).

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Section 7.15         Properties; Titles, Etc.

(a)          Each Credit Party has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, each Credit Party specified as the owner owns, or has exclusive rights in, the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report.

(b)          All material leases and agreements necessary for the conduct of the business of the Credit Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)          The rights and Properties presently owned, leased or licensed by the Credit Parties including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Credit Parties to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)          All of the Properties of the Credit Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)          Each Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Credit Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.16         Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Credit Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Credit Parties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of any Credit Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of any Credit Party is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of such Credit Party. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Credit Party that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by any Credit Party, in a manner consistent with Credit Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.16 could not reasonably be expected to have a Material Adverse Effect).

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Section 7.17         Marketing of Production.

(a)          Schedule 1.02(c) sets forth as of the Effective Date a true and complete list of (i) all Persons to whom each Credit Party sells crude oil and any other Hydrocarbons and (ii) all contracts for the purchase and sale of crude oil and any other Hydrocarbons to which the any Credit Party is a party.

(b)          Each contract for the purchase and sale of crude oil and other Hydrocarbons to which each Credit Party is a party is an Offtake Agreement.

(c)          Each Person to whom any Credit Party sells crude oil and other Hydrocarbons is an Eligible Buyer.

Section 7.18         Swap Agreements. Schedule 7.18, as of and after the Effective Date, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.19         Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to repay Debt under the Existing Credit Agreement and (b) to provide working capital for exploration and production operations and for general corporate purposes of the Borrower and its Subsidiaries; provided that the Borrower may contribute proceeds of the Loans to the Colombian branch office of Petrolifera (as a capital contribution, not a loan, whether in the form of capital suplementario or in other form of capital contribution legally permitted under Colombian law, in which case the Administrative Agent shall have received copies of forms number 4 and 13 (Formularios 4 y 13) under Circular DCIN-83 of Colombian Central Bank (Banco de la República), issued by the Colombian Central Bank with blanks properly completed) and shall use, or cause such Colombian branch office to use, the proceeds of the Loans and the Letters of Credit hereunder solely for the general corporate purposes of such Colombian branch office, including, but not limited to, the exploration, development and exploitation of crude oil and gas reserves from the Colombian Hydrocarbon Properties; provided that none of the Administrative Agent, the Issuing Bank nor any Lender shall have any responsibility to monitor or verify the application by the Borrower of any amounts borrowed pursuant to this Agreement. The Parent and the Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

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Section 7.20         Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Credit Parties, taken as a whole, will exceed the aggregate Debt of the Credit Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Credit Parties will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Credit Parties and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Credit Parties will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.21         Material Documents. The copies of the Material Documents previously delivered by the Parent or the Borrower to the Administrative Agent are true, accurate and complete and have not been amended or modified in any manner, other than pursuant to amendments or modifications permitted pursuant to Section 9.17 and previously delivered to the Administrative Agent.

Section 7.22         Ranking. The Loans and the LC Exposure constitute senior secured Debt of the Credit Parties and rank (a) pari passu with all obligations under all Secured Swap Agreements, all Specified Cash Management Agreements, and Debt secured by Liens permitted by Section 9.03(d) and (b) effectively senior to all other Debt of the Credit Parties to the extent of the value of the Collateral (other than Debt secured by Liens permitted by Section 9.03(d)), except for obligations that are accorded mandatory preference by law and as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.

Section 7.23         USA Patriot Act/Anti-Money Laundering. To the extent applicable, the Parent and each Subsidiary is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 7.24         OFAC. Neither the Parent nor any of the Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Parent or any of the Subsidiaries is currently subject to any material U.S. sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 7.25         Foreign Exchange Special Regime. Each Colombian Branch is subject to, and in compliance with, the corresponding foreign exchange special regime applicable to oil sector companies, composed by External Resolution 8 of 2000 and circular reglamentaria externa DCIN-83, both issued by the Colombian Central Bank (Banco de la Republica), and by Decree 2080 of 2000 issued by Ministry of Finance and Public Credit (Ministerio de Hacienda y Credito Publico).

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Article VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower each covenants and agrees with the Lenders that:

Section 8.01         Financial Statements; Other Information. The Parent will furnish to the Administrative Agent and each Lender:

(a)          Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)          Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)          Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) setting forth reasonably detailed calculations of Adjusted Consolidated Net Income, (iv) specifying each Material Subsidiary, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)          Certificate of Financial Officer – Swap Agreements. Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Credit Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.18, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

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(e)          Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f)          Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Parent or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Parent or any such Subsidiary, and a copy of any response by the Parent or any such Subsidiary, or the Board of Directors of the Parent or any such Subsidiary, to such letter or report.

(g)          Securities Exchange and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC, or with any national securities exchange (including the NYSE Amex and the Toronto Stock Exchange), or distributed by the Parent to its shareholders generally, as the case may be.

(h)          Notices Under Material Documents. Promptly after the furnishing thereof, copies of any notice, inquiry or demand (including, without limitation, any notice of, or request for information regarding, any default, event of default, force majeure event or termination event (caducidad), furnished to or by any Person (whether any Credit Party, any Offtaker, any Governmental Authority, ANH, Ecopetrol S.A., any counterparty or otherwise) pursuant to or in connection with the terms of any Material Document.

(i)          Defaults under Material Documents. Promptly after the Parent or the Borrower knows or has reason to believe that any condition or event that constitutes a default, event of default, force majeure event or termination event (howsoever described) under any Material Document has occurred, a notice of such occurrence, together with a certificate from a Responsible Officer of the Parent or the Borrower specifying the nature and period of existence of such default, event of default, force majeure event or termination event, and any action taken or proposed to be taken with respect thereto.

(j)          Lists of Purchasers. Promptly following the written request of the Administrative Agent, a list of all Persons purchasing Hydrocarbons from any Credit Party.

(k)          Notice of Sales of Oil and Gas Properties and Liquidation of Swap Agreements.

(i)          In the event any Credit Party intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties pursuant to Section 9.11(d) or the Parent or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Equity Interests in any Subsidiary Guarantor pursuant to Section 9.11(d), prior written notice (and in any event no later than 10 days, or such later date as the Administrative Agent may agree, prior thereto) of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender.

(ii)         In the event any Credit Party intends to transfer or otherwise dispose of any of its Property pursuant to Section 9.11(h) or Section 9.11(l), prior written notice (and in any event no later than 10 days, or such later date as the Administrative Agent may agree, prior thereto) of such transfer or other disposition and any other details thereof requested by the Administrative Agent or any Lender.

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(iii)        In the event that the Parent or any Subsidiary receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which the Parent or any Subsidiary is a party is Liquidated, prompt written notice of the receipt of such early termination notice or such Liquidation (and in the case of a voluntary Liquidation of any Swap Agreement, no less than three (3) Business Days’ prior written notice thereof), as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(l)          Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event having a Fair Market Value in excess of $10,000,000 or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event having a Fair Market Value in excess of $10,000,000.

(m)          Information Regarding Guarantors. Prompt written notice (and in any event within thirty (30) days prior thereto) of any change in (i) any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii)the location of any Guarantor’s chief executive office or principal place of business, (iii) any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) any Guarantor’s taxpayer identification number.

(n)          Production Report and Operating Statements.

(i)          Within forty five (45) days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales), including gross production and net production after royalties, for each such calendar month from the Oil and Gas Properties of the Credit Parties, and setting forth the related ad valorem, severance and production taxes and operating expenses attributable thereto and incurred for each such calendar month, and such other related information as the Administrative Agent may reasonably request.

(ii)         Within sixty (60) days after the end of each fiscal year of the Parent, a report prepared by or on behalf of the Parent detailing (i) the projected production of Hydrocarbons by the Credit Parties in each of the next four fiscal quarters and the assumptions used in calculating such projections, (ii) an annual operating budget for the Credit Parties for the forthcoming fiscal year, and (iii) the projected capital expenditures to be incurred by the Credit Parties in each of the next four fiscal quarters, with a breakdown of those capital expenditures to be used for the development of proved undeveloped reserves in the Oil and Gas Properties of the Credit Parties (including the Colombian Hydrocarbon Properties), and the assumptions used in calculating such projections.

(o)          Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of any Credit Party.

(p)          Material Changes. Promptly after any material change in royalties or taxes, or the confiscation, condemnation, seizure, forfeiture or expropriation in respect of any Oil and Gas Properties of any Credit Party.

(q)          Certificate of Financial Officer – Environmental Laws; Corporate Social Responsibility. Promptly, but no later than ninety (90) days following the end of each fiscal year of the Parent, a certificate of a Responsible Officer of the Parent, in form and substance reasonably satisfactory to the Administrative Agent, confirming compliance with Section 7.06, or details of any potential or actual material deviation therefrom, together with details of the actions being taken to respond to and remedy the situation.

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(r)          Notices under Concession Agreements. Promptly after receipt thereof, copies of any requirement that any Colombian Branch receives from ANH or Ecopetrol S.A. that results or may result in the early termination (caducidad) of one or more of the Concession Agreements.

(s)          Notice of Senior Debt Issuance. Written notice at least (5) days (or such later date as the Administrative Agent may agree) prior to the issuance of any Senior Debt as contemplated by Section 9.02(g), the amount thereof and the anticipated date of closing and a copy of the preliminary offering memorandum (if any), the final offering memorandum (if any) and the most recent draft of the indenture available at such time (if any) relating to such offering of Senior Debt.

(t)          Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Any financial statement or filing required to be furnished pursuant to Section 8.01(a), Section 8.01(b) or Section 8.01(g) shall be deemed to have been furnished on the date on which the Borrower has notified the Administrative Agent that the Parent or the Borrower has filed such financial statement or filing with either (i) the Securities and Exchange Commission and such financial statement is available on the EDGAR website at www.sec.gov or (ii) the Canadian Securities Administrators and such financial statement is available on the SEDAR website at www.sedar.com. Notwithstanding the foregoing, if the Administrative Agent requests the Borrower to furnish paper copies of any such financial statement or filing, the Borrower shall deliver such paper copies to the Administrative Agent until the Administrative Agent gives written notice to cease delivering such paper copies.

Section 8.02         Notices of Material Events. The Parent will furnish to the Administrative Agent and each Lender prompt written notice after a Responsible Officer of the Parent or of the Borrower obtains knowledge of any of the following:

(a)          the occurrence of any Default;

(b)          the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Parent or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles; and

(c)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

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Section 8.03         Existence; Conduct of Business. The Parent will, and will cause each other Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04         Payment of Obligations. The Parent will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Parent and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Parent or any Subsidiary.

Section 8.05         Performance of Obligations under Loan Documents. The Borrower will pay the Notes and Colombian Notes according to the reading, tenor and effect thereof, and the Parent will, and will cause each other Credit Party to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06         Operation and Maintenance of Properties. The Parent, at its own expense, will, and will cause each other Credit Party to:

(a)          operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)          keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.

(c)          promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)          promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

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(e)          to the extent a Credit Party is not the operator of any Property, the Parent shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07         Insurance. The Parent will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08         Books and Records; Inspection Rights. The Parent will, and will cause each other Credit Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each other Credit Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09         Compliance with Laws. The Parent will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except (other than with respect to bribery and anti-corruption Governmental Requirements) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10         Environmental Matters.

(a)          The Parent shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Parent’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Parent’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Parent’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Parent’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Parent’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

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(b)          The Parent will promptly, but in no event later than five days of the occurrence thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Parent or any Subsidiary or any of their Properties of which the Parent has knowledge in connection with any Environmental Laws if the Parent could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $2,000,000, not fully covered by insurance, subject to normal deductibles.

Section 8.11         Further Assurances.

(a)          The Parent at its sole expense will, and will cause each other Credit Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Credit Party, as the case may be, in the Loan Documents, including the Notes and the Colombian Notes, or to further evidence and more fully describe the Collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)          The Parent and the Borrower each hereby authorizes the Administrative Agent to file one or more financing or continuation statements (or the equivalent thereof), and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of any Credit Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12         Reserve Reports.

(a)          On or before March 1 and September 1 of each year, commencing September 1, 2013, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Credit Parties as of the immediately preceding December 31 and July 1. The Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower or the Parent who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b)          In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower or the Parent who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

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(c)          With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the other Credit Parties owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require any Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) each Offtaker has executed instruction letters pursuant to which it has agreed to make payments under each Offtake Agreement to which it is a party to the relevant Collection Account as required by Section 8.14(d), (vi) attached to the certificate is a true and complete list of (A) all Persons to whom the Credit Parties sell crude oil and any other Hydrocarbons and (B) all contracts for the purchase and sale of crude oil and any other Hydrocarbons to which any Credit Party is a party (including, without limitation, each Offtake Agreement), (vii) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are included in the Borrowing Base, and (viii) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are subject to Security Instruments in favor of the Administrative Agent and demonstrating the percentage of the total proved value of the Oil and Gas Properties that the value of such Oil and Gas Properties represent.

Section 8.13         Title Defects. The Parent or the Borrower shall, promptly upon becoming aware of the existence of any title defect or any Lien (other than Excepted Liens) affecting any Oil and Gas Properties (including any Colombian Hydrocarbon Property) of any Credit Party which has been given value in the most recent Reserve Report, give the Administrative Agent prompt written notice of such title defect or Lien, and in such case, the Parent shall, or shall cause the applicable Credit Party to, undertake to take all steps necessary to cure such title defect or discharge such Lien; provided that if the applicable Credit Party does not cure such title defect or discharge such Lien to the reasonable satisfaction of the Administrative Agent within sixty (60) days following the earlier of (a) the date on which the Parent or the Borrower shall have given the notice referred to in this Section, (b) the date a Responsible Officer of the Parent or the Borrower has become aware of such title defect or Lien and (c) the date that the Administrative Agent has notified the Parent or the Borrower of such title defect or Lien, then the Administrative Agent and the Required Lenders may cause the Borrowing Base to be reduced by an amount equal to the value (or such portion thereof which has been impaired) assigned to such Hydrocarbon Interests in the most recent Borrowing Base.

Section 8.14         Guaranty; Collateral.

(a)          Guaranty. The Parent shall guarantee, and the Parent shall cause (i) each Material Subsidiary, (ii) each Subsidiary that directly owns any Equity Interests in the Borrower or a Material Subsidiary, and (iii) each Subsidiary that guarantees any Senior Debt, to guarantee, within three (3) days of such Person becoming a Material Subsidiary or Subsidiary (as applicable), the Indebtedness pursuant to the Guaranty Agreement (by supplement, joinder or otherwise) and/or one or more other guaranty agreements on terms satisfactory in form and substance to the Administrative Agent; provided that once a Person is a Guarantor hereunder, such Person shall always be a Guarantor hereunder even if such Person ceases to otherwise meet the foregoing requirements of becoming a Guarantor.

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(b)          Liens and Material Documents. The Parent shall, and shall cause each other Credit Party to (and with respect to any Person that becomes a Subsidiary Guarantor after the Effective Date, within three (3) days of such Person becoming a Subsidiary Guarantor), grant to the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness (i) on or prior to the date that such Credit Party enters into any Swap Agreement or Offtake Agreement, a first priority, perfected Lien on all of its right, title and interest in and to such Swap Agreement or Offtake Agreement (but in the case of an Offtake Agreement, only if the Administrative Agent determines in its sole discretion that obtaining such Lien is practicable under the circumstances and the benefits of doing so outweighs the burdens of doing so), and (ii) a first priority, perfected Lien on all of its right, title and interest in and to such Credit Party’s proved Oil and Gas Properties (including, without limitation, in the economic rights in each Concession Agreement to which it is a party), material personal property related thereto, and the following personal property within the meaning of the UCC (and, in other jurisdictions not subject to the UCC, similar property): Accounts; all Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper); the Collection Accounts; all General Intangibles (including, without limitation, all rights under insurance contracts, rights to insurance proceeds and all proceeds of insurance); all Instruments (including, without limitation, all Pledged Notes); all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing); all books and records pertaining to the foregoing; and to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; in each case pursuant to one or more Security Instruments on terms satisfactory in form and substance to the Administrative Agent. In connection therewith, on or prior to the execution and delivery by any Credit Party of any Swap Agreement or Offtake Agreement, the Parent shall, and shall cause such Credit Party to, deliver to the Administrative Agent a duly executed agreement of the counterparty to such Swap Agreement or the Offtaker under such Offtake Agreement (and in either case, any other Person that is obligated (whether contingently or otherwise) to make payments thereunder), as applicable, in form and substance satisfactory to the Administrative Agent, pursuant to which such Person shall agree to make all payments under such Swap Agreement and Offtake Agreement to the relevant Collection Account.

(c)          Pledge of Equity Interests. The Parent shall, and shall cause its Subsidiaries to, pledge all of the Equity Interests in the Borrower and each Subsidiary Guarantor (and with respect to any Person that becomes a Subsidiary Guarantor after the Effective Date, within three (3) days of such Person becoming a Subsidiary Guarantor), pursuant to one or more Security Instruments on terms satisfactory in form and substance to the Administrative Agent.

(d)          Collection Accounts. The Parent shall, and shall cause each other Credit Party to:

(i)          deposit or cause to be deposited directly into one or more Collection Accounts in US Dollars or such other currency as the Majority Lenders may approve in their reasonable discretion, all Dedicated Cash Receipts; and

(ii)         grant a first priority, perfected Lien to the Administrative Agent for the benefit of the Secured Parties on all of its right, title and interest in and to each Collection Account established in the name of such Credit Party pursuant to one or more Deposit Account Control Agreements and/or one or more other Security Instruments on terms satisfactory in form and substance to the Administrative Agent.

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(e)          Other Actions. In addition to the requirements of subsections (a) through (d) above, the Parent shall, and shall cause each other Credit Party to, (i) execute and deliver such other additional Security Instruments as may be necessary or advisable in the reasonable opinion of the Administrative Agent in connection therewith, (ii) execute and deliver such other closing documents, certificates and legal opinions as shall be required by the Security Instruments, by Governmental Requirements or as may be reasonably requested by the Administrative Agent in connection therewith (including, the delivery of original stock certificates evidencing the Equity Interests of the Borrower or a Subsidiary Guarantor, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof), and (iii) take all other action reasonably requested by the Administrative Agent, including, without limitation, the filing of appropriate financing statements (or the equivalent thereof) under the provisions of the Uniform Commercial Code, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate.

(f)          Notwithstanding the foregoing, the Administrative Agent may waive any obligation of a Credit Party to grant a Lien on any property or to provide any item of collateral pursuant to this Section 8.14 if in the sole judgment of the Administrative Agent the cost or other consequences of granting a Lien on such property or providing such collateral shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

Section 8.15         Unrestricted Subsidiaries. The Parent shall cause each Unrestricted Subsidiary to:

(a)          maintain its own separate books and records and bank accounts, which are and will be, in each case, separate and apart from those of any other Person;

(b)          be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other Person, maintain and utilize separate invoices and checks bearing its own name and otherwise conduct its own business and own its own assets and correct any known misunderstanding regarding its separate identity;

(c)          refrain from commingling its funds or other assets with those of any other Person;

(d)          refrain from maintaining its assets in such a manner that would make it costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; and

(e)          observe all corporate formalities.

Article IX
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower each covenants and agrees with the Lenders that:

Section 9.01         Financial Covenants.

(a)          Ratio of Total Debt to EBITDAX. The Parent will not, at any time, permit the ratio of Total Debt as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements have been delivered to the Administrative Agent hereunder to be greater than 3.00 to 1.0.

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(b)          Current Ratio. The Parent will not permit, as of the last day of any fiscal quarter, the ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under ASC Topic 815) to (ii) consolidated current liabilities (excluding non-cash obligations under ASC Topic 815 and current maturities under this Agreement) to be less than 1.0 to 1.0.

Section 9.02         Debt. The Parent will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)          the Loans or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

(b)          Debt of the Parent and the Subsidiaries existing on the date hereof that is reflected in Schedule 9.02, and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof).

(c)          Debt under Capital Leases not to exceed $5,000,000.

(d)         Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of its Oil and Gas Properties.

(e)          intercompany Debt (i) between Credit Parties, (ii) between Unrestricted Subsidiaries, (iii) owed by Credit Parties to Unrestricted Subsidiaries or (iv) owed by Unrestricted Subsidiaries to Credit Parties to the extent permitted by Section 9.05(g)(ii); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Parent or one of its Wholly-Owned Subsidiaries; and provided further, that any such Debt owed by a Credit Party shall be subordinated to the Indebtedness on terms satisfactory to the Administrative Agent.

(f)          endorsements of negotiable instruments for collection in the ordinary course of business.

(g)          Senior Debt incurred by the Parent or any other Credit Party, and any guarantees thereof, the principal amount of which does not exceed $600,000,000 in the aggregate at any one time outstanding; provided that: (i) the Borrower shall have complied with Section 8.01(s); (ii) both before and immediately after giving effect to the incurrence of any such Senior Debt, no Default, Event of Default or Borrowing Base Deficiency exists or would exist (after giving effect to any concurrent repayment of Debt with the proceeds of such incurrence, if any); (iii) the Parent is in Pro Forma Compliance after giving effect to the incurrence of any such Debt and the transactions contemplated thereby (and the Parent shall deliver to the Administrative Agent on the date of incurrence thereof a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating Pro Forma Compliance); (iv) such Senior Debt does not have any scheduled principal amortization prior to the date which is one hundred eighty days after the Maturity Date (as in effect on the date of the incurrence of such Senior Debt); (v) such Senior Debt does not mature sooner than the date which is one hundred eighty days after the Maturity Date (as in effect on the date of the incurrence of such Senior Debt); (vi) no Subsidiary is required to guarantee such Senior Debt unless such Subsidiary has guaranteed the Indebtedness pursuant to the Guaranty Agreement (by supplement, joinder or otherwise) and/or one or more other guaranty agreements on terms satisfactory in form and substance to the Administrative Agent; (vii) if such Senior Debt is senior subordinated Debt, such Senior Debt is expressly subordinate to the payment in full of all of the Indebtedness on terms and conditions reasonably satisfactory to the Administrative Agent; (viii) such Senior Debt and any guarantees thereof are on terms, taken as a whole, no more restrictive on the Parent or any other Credit Party than the terms and conditions of this Agreement, taken as a whole, as reasonably determined by the Board of Directors of the Parent acting in good faith; and (ix) such Senior Debt does not have any mandatory prepayment or mandatory redemption provisions (other than customary change of control or asset sale tender offer provisions) that would require a mandatory prepayment or redemption in priority to the Indebtedness.

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(h)          Debt of any Credit Party under a Colombian Peso denominated unsecured credit facility with a commercial bank or a syndicate of commercial banks in an aggregate principal amount not to exceed the US Dollar equivalent of $30,000,000 (determined as of the closing date of such Colombian Peso denominated unsecured credit facility based on a prevailing exchange rate selected by the Administrative Agent in its reasonable discretion); provided that: (i) such Debt is unsecured; (ii) such Debt does not have any restriction on the ability of the Borrower or any Credit Party to amend, supplement or modify this Agreement or the other Loan Documents, (iii) such Debt does not have any restrictions on the ability of the Borrower or any other Credit Party to guarantee the Indebtedness or pledge assets as collateral security for the Indebtedness, and (iv) the credit agreement governing such Debt is, taken as a whole, no more restrictive on the Parent and the Subsidiaries than the terms and conditions of this Agreement, taken as a whole, as reasonably determined by the Board of Directors of the Parent acting in good faith, and the terms and conditions of such Debt shall not conflict with the terms and conditions of this Agreement or any other Loan Document.

Section 9.03         Liens. The Parent will not, and will not permit any other Credit Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)          Liens securing the payment of any Indebtedness.

(b)          Excepted Liens.

(c)          Liens securing Capital Leases permitted by Section 9.02(c) but only on the Property under lease.

(d)          Liens on Property not constituting Collateral securing Debt and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(d) shall not exceed $1,000,000 at any time.

(e)          Liens on Property of a Person (excluding any Property given credit in the Borrowing Base) existing at the time such Person is acquired by the Parent or any Subsidiary to the extent such acquisition constitutes a Permitted Acquisition (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to Property not subject to such Liens at the time of acquisition (other than improvements thereon).

Section 9.04         Restricted Payments; Repayment of Senior Debt; Amendments to Terms of Senior Debt.

(a)          Restricted Payments. The Parent will not, and will not permit any other Credit Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (i) any Credit Party may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock); (ii) any Credit Party (other than the Parent) may declare and pay dividends ratably with respect to its Equity Interests to the direct holders of its Equity Interests that are other Credit Parties; and (iii) the Parent may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent and its Subsidiaries.

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(b)          Repayment of Senior Debt; Amendment to Terms of Senior Debt. The Parent will not, and will not permit any of its Subsidiaries to, prior to the date that is one hundred eighty (180) days after the Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Senior Debt; (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Debt or any Senior Debt Document if (A) the effect thereof would be to shorten its maturity or average life, in either case to a date that is prior to one hundred eighty (180) days after the Maturity Date, or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or (B) such action requires the payment of a consent fee (howsoever described); provided that the foregoing shall not prohibit the execution of supplemental indentures associated with the incurrence of additional Senior Debt to the extent permitted by Section 9.02(g) or the execution of supplemental indentures to add guarantors if required by the terms of any Senior Debt Document; provided such Person complies with Section 8.14(a) and becomes a Guarantor or (C) with respect to any Senior Debt that is subordinated to the Indebtedness or any other Debt, designate any Debt (other than obligations of the Parent and the Subsidiaries pursuant to any other Senior Debt that is not so subordinated or the Loan Documents) as “Specified Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purposes of any Senior Debt Document related to Senior Debt that is subordinated to the Indebtedness or any other Debt.

Section 9.05         Investments, Loans and Advances. The Parent will not, and will not permit any other Credit Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)          Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

(b)          accounts receivable arising in the ordinary course of business.

(c)          direct obligations of the United States, Canada, or any agency thereof, or obligations guaranteed by the United States, Canada, or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)          commercial paper maturing within one year from the date of creation thereof rated no lower than A2 or P2 by S&P, Moody’s, Dominion Bond Rating Service Limited or Canada Bond Rating Service.

(e)          deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States or Canada of any other bank or trust company which is organized under the laws of the United States or any state thereof or Canada or any province thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P, Moody’s, Dominion Bond Rating Service Limited or Canada Bond Rating Service.

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(f)          deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g)          (i) Investments made by any Credit Party in or to any other Credit Party; and (ii) Investments made by any Credit Party in or to Unrestricted Subsidiaries not to exceed $200,000,000 in the aggregate at any time outstanding; provided that, with respect to this clause (ii), (A) both before and immediately after giving effect to any such Investment, no Default shall exist, and (B) after giving effect to any such Investment, the Borrowing Base Utilization Percentage shall not exceed ninety percent (90%).

(h)         subject to the limits in Section 9.06(a), Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by a Credit Party with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $2,000,000.

(i)           Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business; provided that no Default shall have occurred and be continuing or would result therefrom.

(j)           Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to any Credit Party as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of any Credit Party; provided that the Parent shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(j) exceeds $1,000,000.

(k)          other Investments not to exceed $50,000,000 in the aggregate at any time outstanding; provided that: (ii) both before and after giving effect to any such Investment, no Default exists, and (ii) after giving effect to any such Investment, the Borrowing Base Utilization Percentage shall not exceed ninety percent (90%).

(l)           Investments made with all or a portion of the Available Amount on the date that a Responsible officer of the Parent elects to apply all or a portion thereof to this Section 9.05(l), such election to be specified in a written notice of a Responsible Officer of the Parent calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied.

Section 9.06         Nature of Business; Investments by Unrestricted Subsidiaries.

(a)          The Parent will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

(b)          The Parent will not permit any Unrestricted Subsidiary to make Investments in any Person except Investments (i) in Credit Parties or (ii) reasonably related to the conduct of such Subsidiary’s business as an independent oil and gas exploration and production company.

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Section 9.07         Limitation on Leases. The Parent will not, and will not permit any other Credit Party to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Credit Parties pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $3,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08         Proceeds of Notes. The Parent will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.19. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Parent or the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09         Sale or Discount of Receivables. Except for receivables obtained by any Credit Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Parent will not, and will not permit any other Credit Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10         Mergers, Etc. The Parent will not, and will not permit any other Credit Party to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that, so long as no Default then exists, or would exist after giving effect thereto, and both before and after giving effect thereto, each Credit Party is in compliance with Section 8.14: (a) any Subsidiary Guarantor may participate in a consolidation with the Borrower so long as the Borrower is the surviving Person or transferee, (b) any Subsidiary Guarantor may participate in a consolidation with the Parent so long as the Parent is the surviving Person or transferee, (c) any Subsidiary Guarantor may participate in a consolidation with any Unrestricted Subsidiary so long as the Subsidiary Guarantor is the surviving Person or transferee, and (d) any Subsidiary Guarantor may participate in a consolidation with any other Subsidiary Guarantor; provided that, in the case of clause (d), the surviving Subsidiary Guarantor or transferee (the “Surviving Subsidiary Guarantor”) shall either be organized in (i) the same jurisdiction as the Subsidiary Guarantor that is not the surviving Subsidiary Guarantor or transferee (the “Non-Surviving Subsidiary Guarantor”), (ii) the same jurisdiction as the Surviving Subsidiary Guarantor if the Property of the Non-Surviving Subsidiary Guarantor has a de minimus value or derives substantially all of its value from the jurisdiction in which the Surviving Subsidiary Guarantor is organized, (iii) any state of the United States of America or province of Canada, or (iv) such other jurisdiction as approved by the Majority Lenders.

Section 9.11         Disposition of Properties. The Parent will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise dispose of or transfer (including, without limitation, as a result of a Casualty Event) any Property (including, without limitation, any Equity Interests in any Subsidiary Guarantor owing Oil and Gas Properties) except for:

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(a)          the sale of Hydrocarbons in the ordinary course of business;

(b)          farmouts of undeveloped acreage to which no proved reserves are attributable and assignments in connection with such farmouts;

(c)          the sale or transfer of equipment that is no longer necessary for the business of the Parent or such Subsidiary or is replaced by equipment of at least comparable value and use;

(d)          the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary Guarantor owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the Fair Market Value of the Oil and Gas Property, interest therein or Subsidiary Guarantor subject of such sale or other disposition (as reasonably determined by the board of directors of the Parent and, if requested by the Administrative Agent, the Parent shall deliver a certificate of a Responsible Officer of the Parent certifying to that effect), (iii) if the Oil and Gas Property, interest therein or Subsidiary Guarantor owning Oil and Gas Properties subject of such sale or other disposition has a Fair Market Value in excess of five percent (5%) of the then effective Borrowing Base, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the then effective Borrowing Base, as determined by the Administrative Agent and (iv) if any such sale or other disposition is of a Subsidiary Guarantor owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests in such Subsidiary Guarantor;

(e)          sales and other dispositions of Properties to which the exceptions pursuant to Section 9.11(a) to (d) do not apply having a Fair Market Value not to exceed $1,000,000 during any 6-month period;

(f)          any Unrestricted Subsidiary may sell, transfer, lease or otherwise dispose of any of its Property other than Equity Interests (whether owned or held by it directly or indirectly) in any Credit Party except as otherwise expressly permitted by Section 9.11(d);

(g)          sales, transfers, leases or dispositions of Property permitted by Section 9.10;

(h)          any Credit Party may transfer or otherwise dispose of any of its Property to any other Credit Party; provided that both before and after giving effect to such transfer or disposition, (A) no Default or Event of Default exists or would exist and (B) the Credit Parties are in compliance with Sections 8.14(a) and (b) as of the date of such transfer or disposition without giving effect to the three day grace period specified in such Sections;

(i)           any Credit Party may transfer Property (other than Oil and Gas Properties or interests therein or any Equity Interests in any Credit Party) to any Unrestricted Subsidiary to the extent such transfer constitutes an Investment permitted by Section 9.05(g)(ii); provided that both before and after giving effect to such transfer or disposition, no Default or Event of Default exists or would exist;

(j)           farmouts of the Farmout Concession Agreements and assignments in connection with such farmouts; provided that a farmout of any Farmout Concession Agreement shall not exceed a 50% interest in each such Farmout Concession Agreement; and

(k)          the sale of any Oil and Gas Properties related to the Petrolifera Excluded Concession Agreements.

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(l)           the sale of other disposition of Property of a Person (excluding any Property given credit in the Borrowing Base) existing at the time such Person is acquired by the Parent or any Subsidiary to the extent such acquisition is consummated after the Effective Date and constitutes a Permitted Acquisition; provided that (i) not less than 75% of the consideration received in respect of such sale or other disposition shall be cash or Cash Equivalents or any combination thereof, (ii) the consideration received in respect of such sale or other disposition shall be not less than the Fair Market Value of the Property subject of such sale or other disposition (as reasonably determined by the board of directors of the Parent and, if requested by the Administrative Agent, the Parent shall deliver a certificate of a Responsible Officer of the Parent certifying to that effect), (iii) such sale or disposition must be consummated no later than the date that is the one year anniversary of such acquisition, and (iv) if any such sale or other disposition is of Equity Interests in a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests in such Subsidiary.

Section 9.12         Environmental Matters. The Parent will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial Work could reasonably be expected to have a Material Adverse Effect.

Section 9.13         Transactions with Affiliates. The Parent will not, and will not permit any other Credit Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.14         Subsidiaries. The Parent will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Parent gives prior written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14. The Parent shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary Guarantor except in compliance with Section 9.11(d).

Section 9.15         Restrictive Agreements. The Parent will not, and will not permit any other Credit Party to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders, or restricts any Credit Party (other than the Parent) from paying dividends or making any other distributions in respect of its Equity Interests to the Parent or any other Credit Party, or restricts the Parent or any other Credit Party from making loans or advances, or transferring any Property, to the Parent or any other Credit Party, or which requires the consent of or notice to other Persons in connection therewith, other than (i) any such restrictions imposed by law or by the Loan Documents, (ii) restrictions with respect to secured Debt permitted under Sections 9.02 and 9.03 to the extent such restrictions restrict the transfer of the collateral provided under or in connection with such Debt, (iii) restrictions that restrict in a customary manner the subletting, assignment or transfer of any Property that is subject to a lease, farm-in agreement or farm-out agreement, license or similar contract, or the assignment or transfer of any such lease, license or other contract, (iv) restrictions pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreement of the Borrower or any of its Subsidiaries and (v) restrictions with respect to the disposition or distribution of Property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Hydrocarbon business and entered into in the ordinary course of business.

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Section 9.16         Swap Agreements. The Parent will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements entered into by the Parent or the Borrower in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties of the Parent and the Subsidiaries for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately; (b) Swap Agreements entered into by the Parent or the Borrower in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Parent and the Borrower then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Parent’s or Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements entered into by the Parent or the Borrower effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Parent and the Borrower then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Parent’s Debt for borrowed money which bears interest at a floating rate; and (c) Swap Agreements in respect of foreign exchange and currency option transactions with an Approved Counterparty providing for (1) the purchase by the Borrower or any Guarantor of an agreed amount of Colombian Pesos in exchange for the sale by the Borrower or such Guarantor of an agreed amount of US Dollars (or entitling the Borrower or such Guarantor to purchase at a strike price a specified quantity of Colombian Pesos and to sell at the strike price a specified quantity of US Dollars) and (2) the purchase by the Borrower or any Guarantor of an agreed amount of US Dollars in exchange for the sale by the Borrower or such Guarantor of an agreed amount of Colombian Pesos (or entitling the Borrower or such Guarantor to purchase at a strike price a specified quantity of US Dollars and to sell at the strike price a specified quantity of Colombian Pesos), in each case, to provide protection against fluctuations in currency values for the purpose of making Tax payments by or on behalf of itself or any Subsidiary in Colombia; provided that all such Swap Agreements shall be entered into in the ordinary course of business and consistent with prudent business practice and not for speculative purposes. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Parent or any Subsidiary to post collateral or margin to secure obligations under such Swap Agreement or to cover market exposures and neither the Parent nor the Borrower will enter into any Swap Agreement unless concurrently therewith, the Parent or the Borrower (as applicable) shall have delivered to the Administrative Agent a duly executed consent and agreement of the counterparty to such Swap Agreement in form and substance satisfactory to the Administrative Agent, pursuant to which such counterparty shall (i) consent to the grant of Liens in all of the Parent’s or the Borrower’s right, title and interest in and to such Swap Agreement to secure the Indebtedness and (ii) agree to make all payments under such Swap Agreement to the Collection Account.

Section 9.17         Material Documents. The Parent will not, and will not permit any other Credit Party to, amend, modify, supplement, cancel or terminate, or waive compliance with respect to, any Material Documents without the prior written consent of the Majority Lenders (and, provided that the Parent promptly furnishes to the Administrative Agent a copy of such amendment, modification, supplement, cancellation, termination or waiver).

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Section 9.18         Marketing Activities. The Parent will not, and will not permit any other Credit Party to, enter into any contracts for the purchase and sale of crude oil or any other Hydrocarbons other than Offtake Agreements.

Article X
Events of Default; Remedies

Section 10.01       Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)          the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c)          any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d)          any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(h), Section 8.01(i), Section 8.01(m), Section 8.02, Section 8.03, Section 8.13, Section 8.14, Section 8.15 or in Article IX.

(e)          any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender).

(f)           any Credit Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(g)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but in any event after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such Material Indebtedness was created) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Credit Party to make an offer in respect thereof; provided that this clause (g) shall not apply to any conversion or exchange trigger that results in conversion or exchange of any convertible or exchangeable debt securities into equity, as applicable.

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(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)          any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder of the Parent or the Borrower shall make any request or take any action for the purpose of calling a meeting of the stockholders of the Parent or the Borrower to consider a resolution to dissolve and wind-up the Parent or the Borrower’s affairs.

(j)           any Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)          (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the any Credit Party to enforce any such judgment.

(l)           the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Credit Party party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Credit Party or any of their Affiliates shall so state in writing.

(m)         any Governmental Authority shall (i) take any action to condemn, seize, nationalize or appropriate any portion of the Property of any Credit Party (either with or without payment of compensation) used in the exploration or development of Properties and the Fair Market Value of such Property constitutes greater than 10% of the Borrowing Base then in effect, or (ii) take any action to renegotiate, materially modify or increase the rate of taxation or the amount of royalties payable by any Credit Party and such renegotiation, modification or increase could reasonably be expected to result in a Material Adverse Effect.

(n)          any Credit Party defaults on any of its obligations under one or more Concession Agreements relating to Oil and Gas Properties having a Fair Market Value greater than $10,000,000, where the effect of such default is to entitle a ANH or Ecopetrol, either immediately or with the giving of notice, but in any event after the expiration of any applicable grace period provided in the applicable Concession Agreement, to early terminate (declaración de caducidad) such Concession Agreement(s), or to take any other course of action with respect thereto.

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(o)          any Credit Party defaults on any of its obligations under an Offtake Agreement where the effect of such default is to entitle the Offtaker under such Offtake Agreement, either immediately or with the giving of notice, but in any event after the expiration of any applicable grace period provided in the applicable Offtake Agreement, to terminate such Offtake Agreement, or to take any other course of action with respect thereto.

(p)          a Change in Control shall occur.

Section 10.02       Remedies.

(a)          In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent, at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes, the Colombian Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder and under the Notes, the Colombian Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(i)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Credit Party; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes, the Colombian Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Credit Parties accrued hereunder and under the Notes, the Colombian Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(i)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

Declaration of an Event of Default referred to in Section 10.01(h), Section 10.01(i) or Section 10.01(j) shall not: (1) prevent the commencement of a proceeding under Law 1116 of 2006 (“Law 1116”) or any Colombian Branch or the Borrower, whether in a voluntary or involuntary manner; (2) be construed to mean that the purpose of this Section is to prevent or create obstacles to prevent, directly or indirectly, that proceedings be commenced in Colombia under Law 1116 with respect to any Colombian Branch or the Borrower; (3) prohibit any Colombian Branch or the Borrower from negotiating or entering into a restructuring agreement under Law 1116; or (4) impose any restrictions or prohibitions, or unfavorable effects “efectos desfavorables” upon any Colombian Branch or the Borrower for the negotiation or execution of a restructuring agreement under Law 1116. The rights of the Lenders under this Section may not be exercised in connection with Section 10.01(h) and Section 10.01(i) if and for so long as a proceeding is commenced or a petition is filed in Colombia to commence a proceeding under Law 1116 with respect to any Colombian Branch or the Borrower, whether in a voluntary or involuntary manner or any Colombian Branch or the Borrowers engage in negotiations to enter into, or enters into a restructuring agreement in Colombia under Law 1116.

(b)          In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

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(c)          All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i)          first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent and the Global Coordinator in their capacities as such;

(ii)         second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii)        third, pro rata to payment of accrued interest on the Loans;

(iv)        fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) reimbursement obligations in respect of Letters of Credit pursuant to Section 2.08(e) (and cash collateralization of LC Exposure hereunder), (C) Secured Swap Obligations (other than Excluded Swap Obligations) owing to Secured Swap Parties, and (D) Specified Cash Management Obligations owing to Secured Cash Management Parties;

(v)         fifth, pro rata to any other Indebtedness; and

(vi)        sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Article XI
The Agents

Section 11.01       Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 11.02       Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of any Credit Party or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

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Section 11.03       Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, none of the Global Coordinator, the Syndication Agent or the Documentation Agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence or willful misconduct.

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Section 11.04       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05       Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06       Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07       Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or Affiliate thereof as if it were not an Agent hereunder.

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Section 11.08       No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by any Credit Party of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any Credit Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Paul Hastings LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09       Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

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Section 11.10       Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 5.03(a) or Section 5.03(c), each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 11.10. The agreements in this Section 11.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Indebtedness.

Section 11.11       Authority of Administrative Agent to Release Collateral and Liens.

(a)          Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

(b)          The grant of a security interest under the Security Instruments and all of rights, powers and remedies in connection therewith shall remain in full force and effect until the Administrative Agent has (i) retransferred and delivered all Collateral in its possession to the relevant Credit Parties and (ii) executed a written release or termination statement and reassigned to the relevant Credit Parties without recourse or warranty any remaining Collateral and all rights conveyed thereby. Upon the date that the Indebtedness shall have been indefeasibly paid in full in cash, no Letter of Credit shall be outstanding, all of the Commitments shall have terminated, all Secured Swap Agreements shall have been terminated or novated to third parties and the irrevocable and indefeasible payment in full in cash or posting of acceptable substitute collateral in respect of all obligations or amounts that are owed to any Secured Swap Party under such Secured Swap Agreements shall have occurred as required by the terms thereof or in connection with any such novation, and the Credit Parties shall have fully complied with all covenants and agreements of the Security Instruments, the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the relevant Credit Parties.

(c)          At the request and sole expense of the Borrower, a Credit Party other than the Borrower or the Parent shall be released from its obligations under the Security Instruments in the event that all of the Equity Interests of such Credit Party shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release, a written notice of a Responsible Officer of the Borrower identifying the relevant Credit Party and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.

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Section 11.12       Colombian Security Documents. Each Secured Party hereby authorizes the Administrative Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Colombian Security Documents and any other Security Instruments governed by the laws of Colombia. Each Secured Party further authorizes the Administrative Agent to execute on its behalf, directly or through attorneys-in-fact duly appointed for such purposes (including, without limitation, pursuant to a power of attorney in form and substance satisfactory to the Administrative Agent), and to accept the benefits of, each of the Colombian Security Documents and any other agreements or documents as may be necessary or advisable in connection with the grant of, or attachment or perfection of, the security interest granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Colombian Security Documents or any other Security Instruments governed by the laws of Colombia (including, but not limited to, the execution, amendment, modification, waiver, supplement, cancellation and/or termination, of the Colombian Security Documents and the filing and registration of any amendment, supplement, release and/or cancellation before any competent registry in Colombia, in connection with the Colombian Security Documents).

Section 11.13       The Global Coordinator, the Arranger, the Syndication Agent and the Documentation Agent. None of the Global Coordinator, the Arranger, the Syndication Agent or the Documentation Agent shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

Article XII
Miscellaneous

Section 12.01       Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)          if to the Borrower, to it at 300, 611 - 10th Avenue S.W., Calgary, Alberta, Canada Attention of Chief Financial Officer (Telecopy No. (403) 265-3242);

(ii)         if to the Parent, to it at 300, 611 - 10th Avenue S.W., Calgary, Alberta, Canada Attention of Chief Financial Officer (Telecopy No. (403) 265-3242);

(iii)        if to the Administrative Agent, the Global Coordinator or the Issuing Bank, to it at:

Wells Fargo Bank, National Association
1000 Louisiana Street, Floor 8
Houston, TX 77002
Attention: Juan Carlos Sandoval, Director
Telecopy: 713-651-8101
JC.Sandoval@wellsfargo.com

(iv)        if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

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(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Articles II, III, IV and V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02       Waivers; Amendments.

(a)          No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender), decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner without the consent of each Lender (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed by the Majority Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 8.14, Section 10.02(c) or Section 12.15 or change the definition of the term “Material Subsidiary”, “Subsidiary”, or “Unrestricted Subsidiary”, without the written consent of each Lender, (vii) release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the Collateral (other than as provided in Section 11.10), without the written consent of each Lender, or (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (a) any supplement to Schedule 1.02(b) (Eligible Buyers) or Schedule 7.13 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, and (b) any Security Instrument may be supplemented to add additional collateral with the consent of the Administrative Agent.

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Section 12.03       Expenses, Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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(b)          The Borrower shall indemnify each Agent, the Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and defend and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or by any other Loan Document, (ii) the failure of any Credit Party to comply with the terms of any Loan Document, including this Agreement, or with any Governmental Requirement, (iii) any inaccuracy of any representation or any breach of any warranty or covenant of any Credit Party set forth in any of the Loan Documents or any instruments, documents or certifications delivered in connection therewith, (iv) any Loan or Letter of Credit or the use of the proceeds therefrom, including, without limitation, (A) any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (B) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the documents presented in connection therewith, (v) any other aspect of the Loan Documents, (vi) the operations of the business of the Credit Parties by the Credit Parties, (vii) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments, (viii) any Environmental Law applicable to the Credit Parties or any of their Properties or operations, including, the presence, generation, storage, release, threatened release, use, transport, disposal, arrangement of disposal or treatment of Hazardous Materials on or at any of their Properties, (ix) the breach or non-compliance by any Credit Party with any Environmental Law applicable to any Credit Party, (x) the past ownership by any Credit Party of any of its Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (xi) the presence, use, release, storage, treatment, disposal, generation, threatened release, transport, arrangement for transport or arrangement for disposal of Hazardous Materials on or at any of the Properties owned or operated by any Credit Party or any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by any Credit Party, (xii) any environmental liability related in any way to any Credit Party, or (xiii) any other environmental, health or safety condition in connection with the Loan Documents, or (xiv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, and such indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the restatement (second) of torts of one or more of the Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or the Issuing Bank in its capacity as such.

(d)          To the extent permitted by applicable law, the Borrower and the Parent shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)          All amounts due under this Section 12.03 shall be payable not later than three (3) days after written demand therefor.

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Section 12.04       Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 and (iii) no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)        the Borrower; provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

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(iii)        Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(a), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)          (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant shall be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

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(ii)          A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such Loan, commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Credit Party to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05       Survival; Revival; Reinstatement.

(a)          All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

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(b)          To the extent that any payments on the Indebtedness or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06       Counterparts; Integration; Effectiveness.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)          This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)          Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07       Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any of and all the obligations of any Credit Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

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Section 12.09       Governing law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York except to the extent that United States Federal law permits any Lender to contract for, charge, receive, reserve or take interest at the rate allowed by the laws of the State where such Lender is located.

(b)          Any legal action or proceeding with respect to the Loan Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this agreement, each party hereby accepts for itself and (to the extent permitted by law) in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude a party from obtaining jurisdiction over another party in any court otherwise having jurisdiction.

(c)          In addition, to the extent that any Credit Party or Affiliate thereof may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this agreement or any other Loan Document, to claim for itself or its revenues, assets or properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed such immunity (whether or not claimed), such Person irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and hereby agrees that the foregoing waiver shall be enforced to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America, as amended, and is intended to be irrevocable for the purpose of such Act.

(d)          The Borrower hereby irrevocably designates, appoints and empowers and hereby confers an irrevocable special power, ample and sufficient, to the Parent as its designee, appointee and agent with respect to any such action or proceeding in New York to receive, accept and acknowledge for and on its behalf, and in respect of its Property, service of any and all legal process, summons, notices and documents which may be served in any such proceeding (the Parent in such appointed capacity, the “Process Agent”) and agrees that the failure of such agent to give any advice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any claim based thereon. The Parent hereby accepts such appointment as the Process Agent and hereby agrees to forward promptly to the Borrower all legal process addressed to the Borrower received by the Process Agent. If for any reason the Process Agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in New York City reasonably satisfactory to the Administrative Agent on the terms and for the purposes of this provision. Each party irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address specified in Section 12.01 or such other address as is specified pursuant to Section 12.01 (or its assignment and assumption), such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of a party or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against another party in any other jurisdiction.

(e)          Each party hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein; (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certifies that no party hereto nor any representative or agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers; and (iv) acknowledges that it has been induced to enter into this Agreement, the Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 12.09.

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Section 12.10      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11       Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from any Credit Party relating to the Credit Parties and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12       Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

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Section 12.13       Judgment Currency. This is an international loan transaction in which the specification of US Dollars is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency hereunder (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by the payee of the full amount of the Original Currency payable by it under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Original Currency into the Other Currency, the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent or any Lender hereunder could purchase Original Currency with the Other Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of each Credit Party in respect of any such sum due from it to the Administrative Agent or any other Person under any Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer the Original Currency to New York with the amount of the judgment currency so adjudged to be due; and each Credit Party hereby, as a separate obligation and notwithstanding any such judgment, agrees jointly and severally to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Original Currency so purchased and transferred.

Section 12.14       EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

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Section 12.15       Collateral Matters; Secured Swap Agreements and Specified Cash Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Indebtedness shall also extend to and be available to Secured Swap Parties and Secured Cash Management Parties on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Secured Parties) in respect Secured Swap Obligations and Specified Cash Management Obligations. No Secured Swap Party or Secured Cash Management Party shall have any voting rights under any Loan Document as a result of the existence of Secured Swap Obligations or Specified Cash Management Obligations.

Section 12.16       Collateral Assignment of Swap Agreements.

(a)          Pursuant to the Security Instruments, each Credit Party is required to pledge, assign and transfer (the “Swap Assignment”) to the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the prompt and complete payment and performance when due of the Obligations (as defined therein), a first priority continuing security interest in, lien on and right of setoff against, all of its right, title and interest in and to each Swap Agreement to which it is a party, including each Swap Agreement between such Credit Party and any Lender or Affiliate of a Lender, all as more particularly described in the Security Instruments (the “Swap Collateral”). In furtherance of the foregoing, each Lender hereby: (i) consents and agrees to the Swap Assignment and (ii) agrees that from and after the Effective Date it will make any payments which become payable by such Lender under or pursuant to any Swap Agreement between such Lender and any Credit Party directly to the relevant Collection Account until such time as the grant of security interest in such Collateral is released pursuant to the terms of this Agreement and the other Loan Documents.

(b)          The Parent and the Borrower each agrees that any payment made by a Lender or an Affiliate of a Lender pursuant to the provisions of this Section 12.16 shall, to the extent of such payment, satisfy the obligations of such Lender or its Affiliate under the relevant Swap Agreement. The Parent and the Borrower each agrees to hold each Lender and its Affiliates harmless from any claims or liabilities resulting from actions of such Lender or its Affiliates in accordance with the terms of this Section 12.16.

Section 12.17       No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

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Section 12.18       USA Patriot Act Notice.

(a)          Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each of them, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Person in accordance with the USA Patriot Act. The Parent shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Act.

(b)          In the event that: (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement, (ii) any change in the status of any Credit Party after the date of this Agreement, or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, requires the Administrative Agent (for itself or on behalf of a Lender) or a Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, any or all of the Credit Parties, as applicable, shall promptly, upon the request of the Administrative Agent, supply, or produce the supply of such documentation and other evidence as is requested by the Administrative Agent (for itself or on behalf of any of the Lenders) in order for the Administrative Agent or the Lenders, as the case may be, to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws.

(c)          Each Lender shall promptly upon the request of the Administrative Agent, supply or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws.

Section 12.19       English Language. This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language or, if not in English and if requested by the Administrative Agent, accompanied by a certified English translation thereof. The English language version of any such document for purposes of this Agreement shall control the meaning of the matters set forth herein.

[SIGNATURES BEGIN NEXT PAGE]

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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

	By:	/s/ Julio Moreira
Name: Julio Moreira
Title: Director

Signature Page – Credit Agreement

PARENT:	GRAN TIERRA ENERGY INC.

	By:	/s/ Dana Coffield
Name: Dana Coffield
Title: President and Chief Executive Officer

Signature Page – Credit Agreement

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, the Issuing Bank and a Lender

	By:	/s/ Juan Carlos Sandoval
Name: Juan Carlos Sandoval
Title: Director

SYNDICATION AGENT	SOCIETE GENERALE,
AND LENDER:	as Syndication Agent and a Lender

	By:	/s/ Graeme Bullen
Name: Graeme Bullen
Title: Managing Director

DOCUMENTATION AGENT	THE BANK OF NOVA SCOTIA,
AND LENDER:	as Documentation Agent and a Lender

	By:	/s/ Sohail Nawaz
Name: Sohail Nawaz
Title: Associate Director - CAG

	By:	/s/ Anastasia Kotsidis
Name: Anastasia Kotsidis
Title: Director - CAG

LENDERS:	EXPORT DEVELOPMENT CANADA, as a Lender

	By:	/s/ Deena Padamadan
Name: Deena Padamadan
Title: Senior Associate

	By:	/s/ James Babbitt
Name: James Babbitt
Title: Sr. Project Finance Manager

HSBC BANK CANADA, as a Lender

	By:	/s/ Jean-Philippe Gariazzo
Name: Jean-Philippe Gariazzo
Title: Vice President Global Banking

Signature Page – Credit Agreement

Annex I
List of Maximum Credit Amounts

Lender	Applicable Percentage	Maximum Credit Amounts
Wells Fargo Bank, National Association	26.66666668%	$80,000,000.00
Societe Generale	23.33333333%	$70,000,000.00
The Bank of Nova Scotia	23.33333333%	$70,000,000.00
Export Development Canada	13.33333333%	$40,000,000.00
HSBC Bank Canada	13.33333333%	$40,000,000.00
TOTAL:	100.00000000%	$300,000,000.00

Annex I – Page 1

Exhibit A
Form of Note

$[ ]	[ ], 20[ ]

FOR VALUE RECEIVED, GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD., a company duly incorporated and existing under the laws of the Cayman Islands (the “Borrower”), hereby promises to pay to the order of [         ] (the “Lender”), at the principal office of Wells Fargo Bank, National Association (the “Administrative Agent”), at 1000 Louisiana Street, Floor 8, Houston, Texas 77002, United States of America, the principal sum of [         ] Dollars ($[          ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of August 30, 2013 among the Borrower, the Parent, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

Exhibit A – Page 1

Exhibit B
Form of Borrowing Request

[                   ], 20[    ]

Gran Tierra Energy International Holdings Ltd., a company duly incorporated and existing under the laws of the Cayman Islands (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of August 30, 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, the Parent, Wells Fargo Bank, National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i)          Aggregate amount of the requested Borrowing is $[                  ];

(ii)         Date of such Borrowing is [                    ], 20[   ];

(iii)        Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)        [The initial Interest Period applicable thereto is [__________];] [Applicable only to Eurodollar Borrowings]

(v)         Amount of Borrowing Base in effect on the date hereof is $[                      ];

(vi)        Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) are $                     ];

(vii)       Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) are $[                    ]; and

(viii)      Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[___________________________]
[___________________________]
[___________________________]
[___________________________]
[___________________________]

Exhibit B – Page 1

The undersigned certifies that he/she is the [                 ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

Exhibit B – Page 2

Exhibit C
Form of Interest Election Request

[                ], 20[    ]

Gran Tierra Energy International Holdings Ltd., a company duly incorporated and existing under the laws of the Cayman Islands (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of August 30, 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, the Parent, Wells Fargo Bank, National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)          The Borrowing to which this Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (ii) and (iii) below shall be specified for each resulting Borrowing) is [                 ];

(ii)         The effective date of the election made pursuant to this Interest Election Request is [                 ], 20[   ];[and]

(iii)        The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

(iv)        The Interest Period applicable to the resulting Borrowing after giving effect to such election is [__________]]]. [Applicable only to Eurodollar Borrowings]

The undersigned certifies that he/she is the [                    ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

Exhibit C – Page 1

Exhibit D
Form of Compliance Certificate

The undersigned hereby certifies that he/she is the [            ] of Gran Tierra Energy International Holdings Ltd., a company duly incorporated and existing under the laws of the Cayman Islands (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of August 30, 2013 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, the Parent, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)          Except as set forth below, the representations and warranties of the Credit Parties contained in Article VII of the Agreement and in the Loan Documents were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date.

(b)          There exists no Default or Event of Default [or specify Default and describe].

(c)          Attached hereto are the detailed computations necessary to determine Adjusted Consolidated Net Income for the [fiscal quarter][fiscal year] ended [          ].

(d)          Attached hereto is a list of each Material Subsidiary.

(e)          Attached hereto are the detailed computations necessary to determine whether the Parent is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ended [            ].

EXECUTED AND DELIVERED this [          ] day of [             ].

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

Exhibit D – Page 1

Exhibit E
Security Instruments

1)	Guaranty and Collateral Agreement made by each of the Obligors (as defined therein), in favor of the Administrative Agent

2)	UCC-1 Financing Statements in respect of item 1, by

a)	Gran Tierra Energy Inc. (filed with the Secretary of State of Nevada)
b)	Gran Tierra Energy International Holdings Ltd. (filed with the Recorder of Deeds of the District of Colombia)
c)	Petrolifera Petroleum (Colombia) Limited (filed with the Recorder of Deeds of the District of Colombia)
d)	Gran Tierra Energy Cayman Islands Inc. (filed with the Recorder of Deeds of the District of Colombia)
e)	Argosy Energy LLC (filed with the Secretary of State of Delaware)
f)	Gran Tierra Energy Colombia, Ltd. (filed with the Secretary of State of Utah)
g)	Gran Tierra Energy Brasil Ltda. (filed with the Recorder of Deeds of the District of Colombia)

3)	Stock Powers delivered in respect of any certificated U.S. entities whose equity interests are required to be pledged under the Loan Documents

4)	Contratos de Prenda Abierta y Sin Tenencia Sobre Los Derechos Económicos Derivados de Los Contratos de Concesión in favor of the Administrative Agent and the Lenders (filed with the applicable Chamber of Commerce), by

a)	Petrolifera Petroleum (Colombia) Limited
b)	Gran Tierra Energy Colombia Ltd.

5)	Letters of Instruction / Consent and Agreements by:

a)	Ecopetrol S.A – Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract, Guayuyaco Association Contract and the Santana Risk Participation Contract between Ecopetrol S.A. and Gran Tierra Energy Colombia, Ltd., effective December 1, 2012, expiring November 30, 2013.

b)	Ecopetrol S.A.— Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract and the Guayuyaco Association Contract between Ecopetrol S.A. and Petrolifera Petroleum (Colombia) Limited effective December 1, 2012, expiring November 30, 2013.

c)	Petrobras Colombia Limited - Agreement for the Purchase and Sale of Crude Petroleum under the Jilguero and Melero wells located under the Garibay E&P Contract between Petrobras Colombia Limited and Petrolifera Petroleum (Colombia) Limited, effective July 1, 2013, expiring December 31, 2013.

d)	Petrobras Colombia Limited - Agreement for the Purchase and Sale of Crude Petroleum under the Ramiriquí well located under the Llanos - 22 E&P Contract between Petrobras Colombia Limited and Gran Tierra Energy Colombia Ltd., effective February 1, 2013, expiring January 31, 2014.

Exhibit E – Page 1

e)	Emerald Energy Plc Sucursal Colombia - Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract and the Guayuyaco Association Contract between Emerald Energy Plc Sucursal Colombia and Petrolifera Petroleum (Colombia) Limited effective May 12, 2012, expiring May 11, 2014.

f)	Emerald Energy Plc Sucursal Colombia - Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract, Guayuyaco Association Contract and the Santana Risk Participation Contract between Emerald Energy Plc Sucursal Colombia and Gran Tierra Energy Colombia Ltd effective May 12, 2012, expiring May 11, 2014.

g)	Gunvor Colombia SAS - Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract between Gunvor Colombia SAS and Petrolifera Petroleum (Colombia) Limited effective December 3, 2012, expiring December 2, 2013.

h)	Gunvor Colombia SAS - Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract between Gunvor Colombia SAS and Gran Tierra Energy Colombia Ltd. effective December 3, 2012, expiring December 2, 2013.

i)	Cepcolsa - Agreement for the Purchase and Sale of Crude Petroleum under the Garibay Contract between Petrolifera Petroleum (Colombia) Limited and Cepcolsa, executed on May 30, 2013, effective April 1, 2013, expiring March 31, 2014.

j)	Cepcolsa - Agreement for the Purchase and Sale of Crude Petroleum under the Llanos 22 Contract between Gran Tierra Energy Colombia Ltd. and Cepcolsa, executed May 30, 2013, effective April 1, 2013, expiring March 31, 2014.

6)	Equitable Charge over Shares in Gran Tierra Energy International Holdings Ltd. by Solana Resources Limited, in favor of the Administrative Agent and the Secured Parties (both as defined in the Guaranty and Collateral Agreement).

7)	Notation on Register of Members of Gran Tierra Energy International Holdings Ltd. indicating charge on shares and providing details (with respect to item 7).

8)	Equitable Charge over Shares in Petrolifera Petroleum (Colombia) Limited by Gran Tierra Energy International Holdings Ltd. in favor of the Administrative Agent and the Secured Parties (both as defined in the Guaranty and Collateral Agreement).

9)	(i) Notation on Register of Members of Petrolifera Petroleum (Colombia) Limited indicating charge on shares and providing details; and (ii) Entry on Register of Mortgages and Charges of Gran Tierra Energy International Holdings Ltd. (both with respect to item 9).

10)	Equitable Charge over Shares in Gran Tierra Energy Cayman Islands Inc. by Gran Tierra International Holdings Ltd. in favor of the Administrative Agent and the Secured Parties (both as defined in the Guaranty and Collateral Agreement).

11)	(i) Notation on Register of Members of Gran Tierra Energy Cayman Islands Inc. indicating charge on shares and providing details; and (ii) Entry on Register of Mortgages and Charges of Gran Tierra Energy International Holdings Ltd. (both with respect to item 11).

Exhibit E – Page 2

12)	Deposit Account Control Agreement (Gran Tierra Energy Colombia) and Deposit Account Control Agreement (Petrolifera) (as such terms defined in the Credit Agreement).

13)	Canadian Securities Pledge Agreement from Gran Tierra Callco ULC respecting the shares of Gran Tierra Exchangeco Inc. and from Gran Tierra Exchangeco Inc. respecting the shares of Solana Resources Limited.

14)	Stock powers of attorney or other transfer documents with respect to item 14

15)	Canadian Security Agreement from Gran Tierra Energy Inc., Gran Tierra Exchangeco Inc., Solana Resources Limited, and Gran Tierra Callco ULC

16)	Registration of Financing Statements at the Personal Property Registry of Alberta (and each other applicable jurisdiction) in respect of item 13 and 15, by Norton Rose Fulbright Canada LLP

17)	Quota Pledge Agreement by and between Gran Tierra Finance (Luxembourg) S.à.r.l., Gran Tierra Brazco (Luxembourg) S.à.r.l., the Administrative Agent, as Intervening Party, and Gran Tierra Energy Brasil Ltda.

18)	Agreement for Fiduciary Assignment of Rights Over Bank Accounts between Gran Tierra Energy Brasil Ltda. and the Administrative Agent.

19)	Deed of Charge from Gran Tierra Energy Colombia, Ltd. to the Administrative Agent in respect of Deposit Account Control Agreement (Gran Tierra Energy Colombia).

20)	Deed of Charge from Petrolifera to the Administrative Agent in respect of and Deposit Account Control Agreement (Petrolifera).

Exhibit E – Page 3

Exhibit F
Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Gran Tierra Energy International Holdings Ltd.

4.	Administrative Agent:	Wells Fargo Bank, National Association

5.	Credit Agreement:	The Credit Agreement dated as of August 30, 2013 among Gran Tierra Energy International Holdings Ltd., as Borrower, the Parent, Wells Fargo Bank, National Association, as Administrative Agent and the Lenders parties thereto.

6.	Assigned Interest:

1 Select as applicable.

Exhibit F – Page 1

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$		%
	$	$		%
	$	$		%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit F – Page 2

[Consented to and][3] Accepted:

Wells Fargo Bank, National Association, as
Administrative Agent

By:
Name:
Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit F – Page 3

Schedule 1.02(a)

Hydrocarbon Properties/Concession Agreements

BLOCK	DESCRIPTION	EFFECTIVE DATE	PARTIES
Santana	Shared Risk Contract - Ecopetrol S.A.	July 27, 1987	Ecopetrol S.A., Gran Tierra Energy Colombia Ltd.
Guayuyaco	Association Contract - Ecopetrol S.A.	September 30, 2002	Ecopetrol S.A., Gran Tierra Energy Colombia Ltd., Petrolifera Petroleum (Colombia) Limited
Chaza	Exploration and Exploitation Contract	June 27, 2005	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd., Petrolifera Petroleum (Colombia) Limited
Putumayo Piedemonte Norte	Exploration and Exploitation Contract	June 17, 2009	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd, Cepcolsa
Putumayo Piedemonte Sur	Exploration and Exploitation Contract	June 17, 2009	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd.
Magangue[5]	Association Contract – Ecopetrol S.A.	January 1, 1990	Ecopetrol S.A., Petrolifera Petroleum (Colombia) Limited
PUT- 10	Exploration and Exploitation Contract	March 16, 2010	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd.
Cauca 6	Technical Evaluation Contract	March 16, 2011	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd.
Cauca 7	Technical Evaluation Contract	March 16, 2011	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd.
Sinú 1	Technical Evaluation Contract	November 29, 2012	Agencia Nacional de Hidrocarburos, Consorcio Gran Tierra Energy Colombia Ltd - Pluspetrol
Sinú 3	Exploration and Exploitation Contract	November 29, 2012	Agencia Nacional de Hidrocarburos, Consorcio Gran Tierra Energy Colombia Ltd - Perenco
Llanos 22	Exploration and Exploitation Contract	February 5, 2009	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd, Cepcolsa

5Termination in progress.

Schedule 1.02(a) – Page 1

BLOCK	DESCRIPTION	EFFECTIVE DATE	PARTIES
Garibay	Exploration and Exploitation Contract	October 25, 2005	Agencia Nacional de Hidrocarburos, Petrolifera Petroleum (Colombia) Limited, Cepcolsa
Rio Magdalena[6]	Association Contract	February 8, 2002	Ecopetrol S.A., Gran Tierra Energy Colombia Ltd.
Catguas	Exploration and Exploitation Contract	November 2005	Agencia Nacional de Hidrocarburos, Petrolifera Petroleum (Colombia) Limited
Sierra Nevada	Exploration and Exploitation Contract	April 11, 2007	Agencia Nacional de Hidrocarburos, Petrolifera Petroleum (Colombia) Limited
Magdalena[7]	Exploration and Exploitation Contract	September 15, 2009	Agencia Nacional de Hidrocarburos, Petrolifera Petroleum (Colombia) Limited
Put-1	Exploration and Exploitation Contract	March 31, 2009	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd., Lewis Energy Colombia Inc.
Block REC-T-129	Concession Contract	March 12, 2008	GranTierra Energy do Brasil
Block REC-T-142	Concession Contract	March 12, 2008	GranTierra Energy do Brasil
Block REC-T-155	Concession Contract	March 12, 2008	GranTierra Energy do Brasil
Block REC-T-224	Concession Contract	March 12, 2008	GranTierra Energy do Brasil
Block BMCAL-7 (186)	Concession Contract	November 24, 2004	GranTierra Energy do Brasil Statoil do Brasil Petroleo Brasileiro SA

6 Termination in progress.

7 Termination in progress.

Schedule 1.02(a) – Page 2

Schedule 1.02(b)

Eligible Buyers

Petroleo Brasileiro SA

Emerald Energy Plc Sucursal Colombia

Gunvor Colombia SAS

Cepcolsa

Kronos Energy S.A. ESP.

Comercializadora de Energía, GAS y servicio S.A ESP GEACOM

Equion Energy Limited S.A

Schedule 1.02(b) – Page 1

Schedule 1.02(c)

Offtake Agreements

1)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract, Guayuyaco Association Contract and the Santana Risk Participation Contract between Ecopetrol S.A. and Gran Tierra Energy Colombia, Ltd., effective December 1, 2012, expiring November 30, 2013.

2)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract and the Guayuyaco Association Contract between Ecopetrol S.A. and Petrolifera Petroleum (Colombia) Limited effective December 1, 2012, expiring November 30, 2013

3)	Agreement for the Purchase and Sale of Crude Petroleum under the Jilguero and Melero wells located under the Garibay E&P Contract between Petrobras Colombia Limited and Petrolifera Petroleum (Colombia) Limited., effective July 1, 2013, expiring December 31, 2013.

4)	Agreement for the Purchase and Sale of Crude Petroleum under the Ramiriquí well located under the Llanos - 22 E&P Contract between Petrobras Colombia Limited and Gran Tierra Energy Colombia Ltd., effective February 1, 2013, expiring January 31, 2014.

5)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract and the Guayuyaco Association Contract between Emerald Energy Plc Sucursal Colombia and Petrolifera Petroleum (Colombia) Limited effective May 12, 2012, expiring May 11, 2014.

6)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract, Guayuyaco Association Contract and the Santana Risk Participation Contract between Emerald Energy Plc Sucursal Colombia and Gran Tierra Energy Colombia Ltd effective May 12, 2012, expiring May 11, 2014.

7)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract between Gunvor Colombia SAS. and Petrolifera Petroleum (Colombia) Limited effective December 3, 2012, expiring December 2, 2013.

8)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract between Gunvor Colombia SAS. and Gran Tierra Energy Colombia Ltd. effective December 3, 2012, expiring December 2, 2013.

9)	Agreement for the Purchase and Sale of Crude Petroleum under the Garibay Contract between Petrolifera Petroleum (Colombia) Limited and Cepcolsa, executed on May 30, 2013, effective April 1, 2013, expiring March 31, 2014.

10)	Agreement for the Purchase and Sale of Crude Petroleum under the Llanos 22 Contract between Gran Tierra Energy Colombia Ltd. and Cepcolsa, executed May 30, 2013, effective April 1, 2013, expiring March 31, 2014.

11)	Agreement with offer to purchase crude from Block Rec-T-155, between Gran Tierra Energy do Brasil Ltda and Petroleo Brasileiro S.A., signed on November 8, 2011 expiring on September, 2012 an amended to expire on Dec 2012.

12)	Agreement with offer to purchase crude from Block Rec-T-155, between Gran Tierra Energy do Brasil Ltda and Petroleo Brasileiro S.A., signed on January 01, 2013 expiring on December 2013, amended on April 1, 2013 to expire on March 31, 2014.

Schedule 1.02(c) – Page 1

13)	Agreement for the Purchase and Sale of Gas under the Llanos - 22 Contract between Equion Energy Limited S.A and Cepsa Colombia S.A. effective April 23, 2013, expiring October 22, 2013. Gran Tierra Energy Colombia Ltd. is a co-participant in this Agreement by way of a Mandate Agreement between Cepsa Colombia S.A. and Gran Tierra Energy Colombia Ltd. effective Aril 23, 2013, expiring October 22, 2013.

14)	Agreement for the Purchase and Sale of Gas under the Sierra Nevada contract, for the Brillante Sureste 1X well, Contract between Comercializadora de Energía, GAS y servicio S.A ESP GEACOM and Petrolifera Petroleum (Colombia) Limited effective November 9, 2010, started on August 23, 2011 and expiring August 23, 2014.

15)	Agreement for the Purchase and Sale of Gas under the Llanos 22 Contract between Gran Tierra Energy Colombia and Kronos Energy S.A. ESP, executed April 23, 2013, expiring October 22, 2013.

Schedule 1.02(c) – Page 2

Schedule 7.05

Litigation

1.	Ecopetrol S.A. v. Gran Tierra Energy Colombia Ltd. and Petrolifera Petroleum (Colombia) Limited.

Ecopetrol S.A. (“Ecopetrol”) and Gran Tierra Energy Colombia Ltd. (“GTEC”), the contracting parties of the Guayuyaco Association Contract (the “Guayuyaco Association Contract”), are engaged in a dispute regarding the interpretation of the procedure for allocation of oil produced and sold during the long term test of the Guayuyaco-1 and Guayuyaco-2 wells. There is a material difference in the interpretation of the procedure established in Clause 3.5 of Attachment-B of the Guayuyaco Association Contract. Ecopetrol interprets the contract to provide that the extended test production up to a value equal to 30% of the direct exploration costs of the wells is for Ecopetrol’s account only and serves as reimbursement of its 30% back-in to the Guayuyaco discovery. GTEC’s contention is that this amount is merely the recovery of 30% of the direct exploration costs of the wells and not exclusively for benefit of Ecopetrol. There has been no agreement between the parties, and Ecopetrol filed a lawsuit in the Administrative Tribunal in the District of Cauca regarding this matter. GTEC filed a response on April 29, 2008 in which it refuted all of Ecopetrol’s claims and requested a change of venue to the courts in Bogota. Closing arguments were presented by all parties during 2009. During the first quarter of 2013, the Administrative Tribunal in the District of Cauca Province ruled against GTEC and Petrolifera Petroleum (Colombia) Limited (“Petrolifera”) over the interpretation of the procedure established in the Guayuyaco Association Contract. The ruling requires GTEC and Petrolifera to pay Ecopetrol 44,025bb. On March 20th, 2013, GTEC and Petrolifera appealed such decision before the Council of State of Colombia.

2.	Gran Tierra Energy Colombia Ltd. and Petrolifera Petroleum (Colombia) Limited vs. Agencia Nacional de Hidrocarburos

Dispute related with the contractual interpretation of clause 16.2 of the Chaza Exploration and Exploitation Contract executed between GTEC, Petrolifera and the National Hydrocarbons Agency (the “ANH”) (hereinafter the “Chaza Contract”), in regards to the moment as of which the Moquetá field must be subject to the application of the High Pricing Rights (as defined in the Chaza Contract). The ANH sustains that in accordance with the Chaza Contract, the production of the total contracted area must be accumulated for purposes of applying the payment of the High Pricing Rights. In this vein, taking into account that the accrued production of such area surpassed 5 million barrels of liquid hydrocarbons, GTEC and Petrolifera would have acquired the obligation to make the payment of the High Pricing Rights in regards to the Moquetá field, as from the first barrel of crude produced.

On the other hand, GTEC and Petrolifera sustain that the High Pricing Rights must be applied to each exploitation area, individually and independently considered, without it being possible to accumulate the production of more than one area. In accordance with the latter, the payment of High Pricing Rights in relation with the Moquetá Field, would only be enforceable once said field exceeds an accrued production of 5 million barrels of crude, regardless of the production generated in other exploitation areas located in the contracted area of the Chaza Contract.

Considering the parties did not reach an agreement in regards to this subject, GTEC and Petrolifera activated the arbitral clause established in the Chaza Contract and filed an arbitral suit against the ANH on January 14, 2013. Up to this date, the Arbitral Tribunal has been installed and the arbitral lawsuit was admitted.

Pending: The ANH has 45 business days to answer the arbitral lawsuit (Approx. September 4th, 2013).

Schedule 7.05 – Page 1

3.	Carlos Arturo Tisoy vs. Corriente Alterna and Gran Tierra Energy Colombia Ltd.

The plaintiff, an ex-contractor of Corriente Alterna (Contractor of GTEC) has filed a labour action vs. GTEC (as a party severally responsible), claiming an invalidity pension derived from a supposed work accident suffered during his employment with Corriente Alterna. GTEC has argued that it has no relationship with the plaintiff. The legal/commercial relationship existed solely and exclusively with GTEC’s contractor, Corriente Alterna which acted as the employer of the plaintiff. Amount: Currently this dispute has no value. Estimated amount US$20,891.

4.	National Tax and Customs Office (DIAN) v. Solana Petroleum Exploration Colombia Limited (today Petrolifera Petroleum (Colombia) Limited).

On February 17th, 2012, Solana (today Petrolifera) received a notice from DIAN in which such entity rejected a special deduction made on 2008 over some unsuccessful investments, arguing that said investments did not generate income and therefore were not subject to deductions. Solana answered DIAN’s notice on May 16th, 2012. On November 13th, 2012, Petrolifera received a notice from DIAN with the official liquidation. On January 14th, 2013 Petrolifera requested a reconsideration of the official liquidation. Currently, a DIAN’s response is pending.

5.	National Tax and Customs Office (DIAN) v. Solana Petroleum Exploration Colombia Limited (today Petrolifera Petroleum (Colombia) Limited).

On May 28th, 2012, Solana (today Petrolifera) received a notice from DIAN in which it was increased the 2006 income tax base, based on the rejection of some assets under construction not recorded in the accounts subject to the accounting principles generally accepted in Colombia, and therefore not treated as “under construction”. DIAN´s notice was answered by Solana (today Petrolifera) on August 28th, 2012. On February 24th, 2013, DIAN issued an income tax return official proposal. Based on a tax reform of 2012, Petrolifera paid to DIAN the amount corresponding to due taxes without any penalties or interests. Pending: to send a communication requesting the expiration of this administrative process.

6.	National Tax and Customs Office (DIAN) v. Solana Petroleum Exploration Colombia Limited (today Petrolifera Petroleum (Colombia) Limited).

On June 28th, 2012, Solana (today Petrolifera) received a notice from the DIAN in which it was rejected (i) the investments made by Solana in 2007 on non-productive periods and (ii) some expenses made in 2007, claiming that they did not have associated revenues. These expenses are related with the cancellation of some investments made on contracts with $0 value. DIAN´s notice was answered by Solana (now Petrolifera) on September 28th, 2012. On March 21th, 2013, DIAN issued an income tax return official proposal confirming the rejections. On May 21st, 2013, Petrolifera made a reconsideration requested on the official liquidation. A DIAN´s response about the appeal is pending.

Schedule 7.05 – Page 2

Schedule 7.06

Environmental Matters

None.

Schedule 7.06 – Page 1

Schedule 7.13

Subsidiaries

Subsidiary	Jurisdiction of Organization	Percentage of Equity Interests Owned	Nature of Ownership	Owner
Gran Tierra Callco ULC	Alberta	100%	Shares	Gran Tierra Energy Inc.
Gran Tierra Exchangeco Inc.	Alberta	100%	Shares	Gran Tierra Callco ULC
Solana Resources Limited	Alberta	9.5%	Shares	Gran Tierra Exchangeco Inc.
Gran Tierra Petroco Inc.	Alberta	100%	Shares	Solana Resources Limited
Petrolifera Petroleum Limited	Alberta	100%	Shares	Gran Tierra Petroco Inc.
Petrolifera Petroleum (US) Limited	Delaware	100%	Shares	Petrolifera Petroleum Limited
Petrolifera Petroleum (Holdings) Limited	Barbados	100%	Shares	Petrolifera Petroleum Limited
Petrolifera Petroleum (Peru) Limited	Barbados	100%	Shares	Petrolifera Petroleum (Holdings) Limited
Petrolifera Petroleum Del Peru S.A.C.	Peru	99%	Shares	Petrolifera Petroleum (Peru) Limited
		1%	Shares	Petrolifera Petroleum (Holdings) Limited
Petrolifera Petroleum (Americas) Limited	Barbados	100%	Shares	Petrolifera Petroleum (Holdings) Limited
Petrolifera Petroleum (Americas) Limited Sucursal Argentina	Argentina Branch	100%	N/A	Petrolifera Petroleum (Americas) Limited
Petrolifera Petroleum Limited Sucursal Argentina	Argentina Branch	100%	Shares	Petrolifera Petroleum Limited
Gran Tierra Energy International Holdings Ltd.	Cayman Islands	100%	Shares	Solana Resources Limited
Gran Tierra Luxembourg Holdings S.a.r.l.	Luxembourg	100%	Shares	Gran Tierra Energy International Holdings Ltd.
Gran Tierra Finance (Luxembourg) S.a.r.l.	Luxembourg	53.8%	Common Shares	Gran Tierra Luxembourg Holdings S.a.r.l.
	Luxembourg	46.2%	Preferred Shares	Gran Tierra Energy International Holdings Ltd.
Gran Tierra Brazco (Luxembourg) S.a.r.l.	Luxembourg	100%	Shares	Gran Tierra Finance (Luxembourg) S.a.r.l.

Schedule 7.13 – Page 1

Subsidiary	Jurisdiction of Organization	Percentage of Equity Interests Owned	Nature of Ownership	Owner
Gran Tierra Energy Brasil Ltda.	Brasil	97%	Quotas	Gran Tierra Finance (Luxembourg) S.a.r.l.
	Brasil	3%	Quotas	Gran Tierra Brazco (Luxembourg) S.a.r.l.
Petrolifera Petroleum (Colombia) Limited	Cayman Islands	100%	Shares	Gran Tierra Energy International Holdings Ltd.
Petrolifera Petroleum (Colombia) Limited	Colombia Branch	100%	Shares	Petrolifera Petroleum (Colombia) Limited
Gran Tierra Energy Cayman Islands Inc.	Cayman Islands	100%	Shares	Gran Tierra Energy International Holdings Ltd.
Gran Tierra Energy Canada ULC	Alberta	100%	Shares	Gran Tierra Energy Cayman Islands Inc.
Argosy Energy, LLC	Delaware	100%	Membership Interest	Gran Tierra Energy Cayman Islands Inc.
Gran Tierra Energy Colombia, Ltd.	Utah	99.2857%	Partnership Interest	Gran Tierra Energy Cayman Islands Inc.
		0.7143%	Partnership Interest	Argosy Energy, LLC
Gran Tierra Energy Colombia Ltd.	Colombia Branch	100%	N/A	Gran Tierra Energy Colombia, Ltd.
Gran Tierra Energy International (Peru) Holdings B.V.	Curacao	100%	Shares	Gran Tierra Energy International Holdings Ltd.
Gran Tierra Energy Peru B.V.	Curacao	100%	Shares	Gran Tierra Energy International (Peru) Holdings B.V.
Gran Tierra Energy Peru S.R.L.	Peru	96.7%	Shares	Gran Tierra Energy International (Peru) Holdings B.V.
		3.3%	Shares	Gran Tierra Energy Peru B.V.
1203847 Alberta Inc.	Alberta	100%	Shares	Gran Tierra Energy Inc.
Gran Tierra Goldstrike Inc.	Alberta	100%	Shares	1203847 Alberta Inc.
Gran Tierra Energy Inc.	Alberta	100%	Shares	Gran Tierra Goldstrike Inc.
PCESA	Ecuador	100%	Shares	Gran Tierra Energy Inc. (Alberta)
Gran Tierra Energy Argentina S.R.L.	Argentina	90%	Shares	Gran Tierra Energy Inc. (Alberta)
		10%	Shares	PCESA
Gran Tierra Argentina Holdings ULC	Alberta	100%	Shares	Gran Tierra Energy Inc. (Alberta)

Schedule 7.13 – Page 2

Subsidiary	Jurisdiction of Organization	Percentage of Equity Interests Owned	Nature of Ownership	Owner
P.E.T.J.A. S.A.	Argentina	90%	Shares	Gran Tierra Energy Argentina S.R.L.
		10%	Shares	Gran Tierra Energy Inc. (Alberta)

Schedule 7.13 – Page 3

Schedule 7.18

Swap Agreements

None.

Schedule 7.18 – Page 1

Schedule 9.02

Debt

Lender	Borrower	Amount Owed (USD)
Solana Resources Limited	Gran Tierra Energy Inc. [Alberta]	$79,269,262
Gran Tierra Energy Canada ULC	Gran Tierra Energy Inc. [Alberta]	1,766,842
Parent	Gran Tierra Energy Inc. [Alberta]	28,095,433
Gran Tierra Energy Inc. [Alberta]	Gran Tierra Argentina Energy SRL	24,733,754
Gran Tierra Energy Inc. [Alberta]	Gran Tierra Energy Colombia, Ltd.	52,321
Gran Tierra Energy Inc. [Alberta]	Gran Tierra Exchangeco Inc.	130,188
Gran Tierra Energy Inc. [Alberta]	Gran Tierra Energy Brasil Ltda.	1,097,967
Gran Tierra Energy Inc. [Alberta]	Gran Tierra Energy Peru S.R.L.	101,266
Gran Tierra Energy Inc. [Alberta]	Petrolifera Petroleum Del Peru S.A.C.	62,703
Gran Tierra Energy Inc. [Alberta]	Petrolifera Petroleum (Colombia) Limited	216,416
Solana Resources Limited	Gran Tierra Petroco Inc.	481,100
Solana Resources Limited	Parent	481,100
Solana Resources Limited	Gran Tierra Energy Peru S.R.L.	36,010,086
Solana Resources Limited	Gran Tierra Energy Brasil Ltda.	2,000,000
Solana Resources Limited	Petrolifera Petroleum (Colombia) Limited	1,974,480
Borrower	Solana Resources Limited	33,800,000
Petrolifera Petroleum (Colombia) Limited	Solana Resources Limited	30,939,000
Petrolifera Petroleum Limited	Solana Resources Limited	1,848,183
Parent	Gran Tierra Exchangeco Inc.	1,677,262
Parent	Gran Tierra Argentina Energy SRL	10,514,663
Parent	Gran Tierra Energy Peru S.R.L.	6,543,295
Parent	Gran Tierra Energy Colombia, Ltd.	10,642,539
Parent	Gran Tierra Energy Brasil Ltda.	10,286,128
Parent	Petrolifera Petroleum Limited	1,520,928
Parent	Petrolifera Petroleum Limited Sucursal Argentina	1,866,942
Parent	Petrolifera Petroleum (Colombia) Limited	9,959,914
Parent	Petrolifera Petroleum Del Peru S.A.C.	367,535
Parent	Borrower	43,201
Parent	Gran Tierra Energy Cayman Islands Inc.	4,736
Borrower	Gran Tierra Energy Cayman Islands Inc.	9,200,000
Borrower	Gran Tierra Finance (Luxembourg) SARL	22,738,342
Borrower	Gran Tierra Energy Peru S.R.L.	1,951,000
Borrower	Gran Tierra Energy International (Peru) Holdings B.V	118,395,878
Borrower	Gran Tierra Energy Peru B.V.	3,938,022
Borrower	Petrolifera Petroleum Limited	20,500,000
Borrower	Petrolifera Petroleum Limited Sucursal Argentina	7,000,000
Borrower	Petrolifera Petroleum Del Peru S.A.C.	12,119,000
Borrower	Petrolifera Petroleum (Peru) Ltd.	53,200
Borrower	GTE Brazco (Luxembourg) sarl	2,667,583
Borrower	Petrolifera Petroleum Holdings	54,100
Borrower	Petrolifera Petroleum (Americas) Ltd.	45,500
Gran Tierra Energy Cayman Islands Inc.	Gran Tierra Energy Colombia, Ltd.	8,945,727
Petrolifera Petroleum (Colombia) Limited	Borrower	177,315,980
Gran Tierra Energy Colombia, Ltd.	Borrower	107,380,000
GTF Luxembourg	Gran Tierra Energy Brasil Ltda.	70,889,176
Petrolifera Petroleum (Colombia) Limited	Petrolifera Petroleum Holdings	1,990,760
Gran Tierra Argentina Energy SRL	Gran Tierra Energy Peru S.R.L.	471,414
Gran Tierra Energy Peru S.R.L.	Petrolifera Petroleum Del Peru S.A.C.	2,731,811
Gran Tierra Argentina Energy SRL	Petrolifera Petroleum Limited Sucursal Argentina	12,664,257
Gran Tierra Energy Colombia, Ltd.	Petrolifera Petroleum (Colombia) Limited	1,291,859
Petrolifera Petroleum Holdings	Petrolifera Petroleum Limited Sucursal Argentina	8,328,906
Petrolifera Petroleum (Americas) Ltd.	Petrolifera Petroleum Holdings	26,161,791
Petrolifera Petroluem (Peru) Ltd	Petrolifera Petroleum Holdings	1,730,000

Schedule 9.02 – Page 1

Letters of credit:

Entity and guarantee purpose	Amount (usd)	Expiry of obligation	Expiry of lc	Collateral	Issuer
PEtrolifera Petroleum Canada Limited Corporate Letters of Credit & Guarantees[8]
Colombia - E&P SIERRA NEVADA-Phase IV	$500,000	31-Jul-13	30-Aug-13	Helm Facility	Helm Bank
Colombia - MAGDALENA (Phase III)	$170,000	1-Nov-13	1-Dec-13	Bancolombia	Bancolombia
Peru - BLOCK 133 - 2nd PERIOD	$750,000	1-Apr-13	2-May-13	Cash	National Bank of Canada
Peru - BLOCK 133 - 2nd PERIOD	$750,000	8-Aug-13	8-Aug-13	Export Development Canada (“EDC”)	HSBC Canada
Peru - BLOCK 107	$1,500,000	8-Jul-13	8-Aug-13	EDC & Performance Service Guarantee (“PSG”)	HSBC Canada
Petrolifera Petroleum (Colombia) Limited - Letters of Credit & Guarantees
LC for Petrolifera Petroleum (Colombia) Limited - Garibay - Posterior Period - Cepcolsa	$300,000	25-Jan-14	25-Feb-14	HSBC facility	HSBC Colombia
Available cash balance held in CDT	$23,000	N/A	N/A	Cash	Standard Bank
Catguas Phases 2-3	$775,000	6-Feb-14	6-Feb-14	Cash – Certificate of Deposit (“CDT”)	Banco de Occidente Panama
Solana Resources Limited - on behalf of Gran Tierra Energy Brasil Ltda. [9]
GTEB - BRL 4,865,888 - Block Rec T 129 - ANP Brazil	$2,431,000	20-Oct-14	20-Oct-14	EDC & PSG	HSBC Canada
GTEB - BRL 4,865,888 - Block Rec T 155 - ANP Brazil	$2,431,000	23-Jun-14	23-Jun-14	EDC & PSG	HSBC Canada
GTEB - BRL 4,865,888 - Block Rec T 142 - ANP Brazil	$2,431,000	23-Jun-14	23-Jun-14	EDC & PSG	HSBC Canada
GTEB - BRL 4,865,888 - Block Rec T 224 - ANP Brazil	$2,431,000	5-Jan-15	5-Jan-15	EDC & PSG	HSBC Canada
GTEB - BMCAL 186 / BMCAL 120 (10% buffer)	$271,000	27-Nov-13	27-Nov-13	Cash	HSBC Canada
GTEB - BRL 4,672,800 - Block CAL-M-186 - ANP Brazil	$2,334,000	27-Nov-13	27-Nov-13	EDC & PSG	HSBC Canada
GTEB - BRL 892,800 - Block CAL-M-120 - ANP Brazil	$446,000	27-Nov-13	27-Nov-13	EDC & PSG	HSBC Canada

8 Colombia "facilities" are collateralized by a promissory note.

9 All of these have a standby from Solana Resources Limited, with a local LC in Brazil, issued by HSBC Brazil.

Schedule 9.02 – Page 2

Entity and guarantee purpose	Amount (usd)	Expiry of obligation	Expiry of lc	Collateral	Issuer
GTEB - BRL 850,000 - Block 155 - ANP Brazil	$4,246,000	27-Jan-15	27-Jan-15	EDC & PSG	HSBC Canada
GTEB - BRL 850,000 - Block 155 - ANP Brazil (10% Buffer)	$426,000	27-Jan-15	27-Jan-15	Cash	HSBC Canada
Gran Tierra Energy Colombia Ltd. - Letters of Credit & Guarantees
Piedemonte Sur Phase 2-3 - Beneficiary ANH	$558,000	16-Jun-13	16-Jun-13	HSBC facility	HSBC Colombia
Mecaya Phase 1-2, Beneficiary ANH	$820,000	14-Jun-13	14-Jun-13	Helm Bank Facility	Helm Bank
Putumayo-1 Phase 1 - Beneficiary ANH	$6,650,000	3-Dec-13	3-Dec-13	Helm Bank Facility	Helm Bank
Chaza Phase 6 - Beneficiary ANH	$850,000	30-Jun-13	30-Jun-13	Helm Bank Facility	Helm Bank
Piedemonte Norte Phase 1- Beneficiary ANH	$235,000	17-Jun-13	17-Jun-13	Helm Bank Facility	Helm Bank
Rumiyaco Phase 2-3 - Beneficiary ANH	$1,200,000	5-Sep-13	5-Sep-13	Helm Bank Facility	Helm Bank
PUT - 10 Phase 1 - Beneficiary ANH	$600,000	16-Mar-15	16-Mar-13	Helm Bank Facility	Helm Bank
Chaza Phase 1 - Beneficiary ANH	$850,000	26-Sep-13	26-Sep-13	Helm Bank Facility	Helm Bank
Cauca 6 & 7 LC for exploration	$8,149,000	Jun 2016 / Dec 2016	Jul 2016 / Jan 2017	Helm Bank Facility	Helm Bank
Llanos 22 - Phase 2 - Beneficiary ANH	$383,000	4-May-14	4-May-14	Helm Bank Facility	Helm Bank
OTA - VIT-024	$645,000	30-Apr-14	30-Apr-14	Helm Bank Facility	Helm Bank
OTA - VIT-023	$7,277,000	30-Apr-14	30-Apr-14	Helm Bank Facility	Helm Bank
PUT - 10 Additional Exploratory Program - Beneficiary ANH	$9,300,000	15-Mar-15	15-Mar-15	Bancolombia	Bancolombia
Gran Tierra Energy Peru S.R.L. - Letters of Credit & Guarantees
Block 128, phase 2 - Beneficiary Peru Petro	$1,150,000	11-Jul-13	11-Jul-13	EDC & PSG	Banco de Credito/Standard Bank
Block 95, phase 3 - Beneficiary Peru Petro	$2,000,000	9-Aug-13	9-Aug-13	EDC & PSG	HSBC Bank /EDC
Block 123, phase 3 extension (100%) - Perupetro	$1,500,000	12-Jul-13	12-Jul-13	EDC & PSG	HSBC Bank /EDC
Security for LC on behalf of GTE Peru (Block 129, phase 3 )	$204,000	11-May-13	11-May-13	Cash	Banco de Credito/Standard Bank
Block 129, phase 3 - Perupetro	$1,020,000	9-Nov-13	9-Nov-13	EDC & PSG	HSBC Bank /EDC

Schedule 9.02 – Page 3

Entity and guarantee purpose	Amount (usd)	Expiry of obligation	Expiry of lc	Collateral	Issuer
Security for LC (Block 122-Abandonment plan / Ben. Ministerio de Energia y Minas)	$25,000	25-Jun-13	25-Jun-13	Cash	Banco de Credito del Peru
Security for LC (Block 128-Abandonment plan / Ben. Ministerio de Energia y Minas)	$40,000	25-Jun-13	25-Jun-13	Cash	Banco de Credito del Peru
Security for LC (Block 123-Abandonment plan / Ben. Ministerio de Energia y Minas)	$36,000	13-Jun-13	13-Jun-13	Cash	Banco de Credito del Peru
Security for LC (Block 129-Abandonment plan / Ben. Ministerio de Energia y Minas)	$48,000	13-Jun-13	13-Jun-13	Cash	Banco de Credito del Peru

Schedule 9.02 – Page 4

Schedule 9.05

Investments

Owner	Subsidiary	Amount (USD)
Gran Tierra Energy Inc. [Alberta]	Gran Tierra Argentina Energy SRL	$65,198,742
Gran Tierra Energy Inc. [Alberta]	PCESA	4,175,541
GTE Goldstrike	Gran Tierra Energy Inc. [Alberta]	32,632,911
Gran Tierra Exchangeco Inc.	Solana Resources Limited	211,792,290
1203647 Alberta Ltd	GTE Goldstrike	52,083,468
Gran Tierra Callco ULC	Gran Tierra Exchangeco Inc.	211,792,290
Solana Resources Limited	Gran Tierra Petroco Inc.	193,762,599
Solana Resources Limited	Borrower	264,854,120
Parent	Gran Tierra Callco ULC	211,792,290
Parent	1203647 Alberta	52,083,468
Gran Tierra Petroco Inc.	Petrolifera Petroleum Limited	193,762,599
Petrolifera Petroleum Limited	Petrolifera Petroleum (Holdings) Limited	124,462,461
Petrolifera Petroleum (Holdings) Limited	Petrolifera Petroleum (Americas) Ltd	30,641,852
Petrolifera Petroleum (Holdings) Limited	Petrolifera Petroleum (Colombia) Limited	3,553,769
Petrolifera Petroleum (Holdings) Limited	Petrolifera Petroleum del Peru SAC	1,842,368
Petrolifera Petroleum (Holdings) Limited	Petrolifera Petroleum (Peru) Ltd	54,142,005
Borrower	GTE Luxembourg Holdings	86,337,589
Petrolifera Petroleum (Peru) Ltd	Petrolifera Petroleum del Peru SAC	52,230,725
Borrower	Gran Tierra Energy Cayman Islands Inc.	46,600,984
Borrower	Petrolifera Petroleum (Colombia) Limited	116,896,220
Borrower	GTE International (Peru) Holdings BV	15,102,001
Gran Tierra Energy Cayman Islands Inc. Islands	Gran Tierra Energy Canada ULC	1,000
Gran Tierra Energy Cayman Islands Inc. Islands	Gran Tierra Energy Colombia, Ltd.	31,319,117
GTE International (Peru) Holdings BV	Gran Tierra Energy Peru S.R.L.	135,435,001
Gran Tierra Energy Peru B.V.	Gran Tierra Energy Peru S.R.L.	4,439,002
GTE International (Peru) Holdings BV	Gran Tierra Energy Peru B.V.	501,000
Gran Tierra Finance (Luxembourg) SARL	GTE Brazco (Luxembourg) SARL	896,096
Gran Tierra Finance (Luxembourg) SARL	Gran Tierra Energy Brasil Ltda.	103,332,819
GTE Luxembourg Holdings	Gran Tierra Finance (Luxembourg) SARL	86,789,920
GTE Brazco (Luxembourg) SARL	Gran Tierra Energy Brasil Ltda.	2,690,583

Schedule 9.05 – Page 1